                                                                    EXHIBIT 2.4
                                                                     CW&T DRAFT
                                                                        8/23/96

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                               CREDIT AGREEMENT

                                   BETWEEN

                  INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                                  BORROWER,

                                     AND

                          BNY FINANCIAL CORPORATION
                                    LENDER

                      DATED AS OF SEPTEMBER *[__], 1996



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

                              TABLE OF CONTENTS

                                                                            Page
SECTION 1   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.1   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.2   Other Definitional Provisions . . . . . . . . . . . . . . . . .   21

SECTION 2   AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . . .   22
      2.1   Revolver Facility . . . . . . . . . . . . . . . . . . . . . . .   22
      2.2   Procedure for Borrowing under Revolver. . . . . . . . . . . . .   22
      2.3   Term Loan Facility. . . . . . . . . . . . . . . . . . . . . . .   22
      2.4   Procedure for Term Loan Borrowing . . . . . . . . . . . . . . .   23
      2.5   Discretionary Term Loan Advance Upon Substitution of Approved
            Aircraft  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

SECTION 3   GENERAL PROVISIONS APPLICABLE TO LOANS. . . . . . . . . . . . .   23
      3.1   Interest Rates and Payment Dates. . . . . . . . . . . . . . . .   23
      3.2   Optional Loan Prepayments . . . . . . . . . . . . . . . . . . .   24
      3.3   Mandatory Loan Prepayments. . . . . . . . . . . . . . . . . . .   25
      3.4   Computation of Interest and Fees. . . . . . . . . . . . . . . .   26
      3.5   Obligations and Payments. . . . . . . . . . . . . . . . . . . .   26
      3.6   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      3.7   Lending Offices; Change of Lending Office . . . . . . . . . . .   29
      3.8   Repayment of Loans; Evidence of Debt. . . . . . . . . . . . . .   29
      3.9   Closing Fee; Facility Fee . . . . . . . . . . . . . . . . . . .   30
      3.10  Early Termination Fee . . . . . . . . . . . . . . . . . . . . .   30
      3.11  Bank Charges. . . . . . . . . . . . . . . . . . . . . . . . . .   30
      3.12  Matured Funds . . . . . . . . . . . . . . . . . . . . . . . . .   30

SECTION 4   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . .   32
      4.1   Financial Condition . . . . . . . . . . . . . . . . . . . . . .   32
      4.2   No Change . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      4.3   Existence; Compliance with Law. . . . . . . . . . . . . . . . .   33
      4.4   Power; Authorization; Enforceable Obligations . . . . . . . . .   33
      4.5   No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . . .   34
      4.6   No Material Litigation. . . . . . . . . . . . . . . . . . . . .   34
      4.7   No Default. . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      4.8   Ownership of Property; Liens. . . . . . . . . . . . . . . . . .   34
      4.9   Intellectual Property . . . . . . . . . . . . . . . . . . . . .   34
      4.10  No Burdensome Restrictions. . . . . . . . . . . . . . . . . . .   35
      4.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      4.12  Federal Regulations . . . . . . . . . . . . . . . . . . . . . .   35
      4.13  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      4.14  Investment Company Act; Other Regulations . . . . . . . . . . .   36
      4.15  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .   36
      4.16  Security Documents. . . . . . . . . . . . . . . . . . . . . . .   36
      4.17  Accuracy and Completeness of Information. . . . . . . . . . . .   36
      4.18  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . .   37
      4.19  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      4.20  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      4.21  Purpose of Loans. . . . . . . . . . . . . . . . . . . . . . . .   38
      4.22  Environmental Matters . . . . . . . . . . . . . . . . . . . . .   38
      4.23  Regulation H  . . . . . . . . . . . . . . . . . . . . . . . . .   39


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

      4.24  Not a Certificated Air Carrier. . . . . . . . . . . . . . . . .   39
      4.25  Schedule 1.1. . . . . . . . . . . . . . . . . . . . . . . . . .   39

SECTION 5   CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . .   39
      5.1   Conditions to Initial Extensions of Credit. . . . . . . . . . .   39
      5.2   Conditions to Each Extension of Credit. . . . . . . . . . . . .   43

SECTION 6   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .   43
      6.1   Financial Statements. . . . . . . . . . . . . . . . . . . . . .   44
      6.2   Certificates; Other Information . . . . . . . . . . . . . . . .   44
      6.3   Payment of Obligations. . . . . . . . . . . . . . . . . . . . .   46
      6.4   Conduct of Business and Maintenance of Existence. . . . . . . .   46
      6.5   Maintenance of Property . . . . . . . . . . . . . . . . . . . .   46
      6.6   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
      6.7   Inspection of Property; Books and Records; Discussions. . . . .   51
      6.8   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
      6.9   Environmental Laws. . . . . . . . . . . . . . . . . . . . . . .   52
      6.10  Periodic Audit of Collateral. . . . . . . . . . . . . . . . . .   52
      6.11  Protection of Collateral and Additional Collateral. . . . . . .   52
      6.12  Compliance with Airworthiness Directives. . . . . . . . . . . .   53
      6.13  Replacement of Aircraft Parts . . . . . . . . . . . . . . . . .   53
      6.14  Alterations, Modifications and Additions. . . . . . . . . . . .   54
      6.15  Event of Loss with Respect to an Aircraft Engine  . . . . . . .   55
      6.16  Operation . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
      6.17  Requisition for Use of the Aircraft by the United States
            Government or the Government of Registry of the Aircraft  . . .   56
      6.18  Requisition for Use of an Aircraft Engine by the United States
            Government or the Government of Registry of the Aircraft  . . .   56

SECTION 7   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . .   57
      7.1   Financial Condition Covenants . . . . . . . . . . . . . . . . .   57
      7.2   Limitation on Indebtedness. . . . . . . . . . . . . . . . . . .   59
      7.3   Limitation on Liens . . . . . . . . . . . . . . . . . . . . . .   59
      7.4   Limitation on Guarantee Obligations . . . . . . . . . . . . . .   60
      7.5   Limitation on Fundamental Changes . . . . . . . . . . . . . . .   60
      7.6   Limitation on Sale of Assets. . . . . . . . . . . . . . . . . .   60
      7.7   Limitation on Dividends . . . . . . . . . . . . . . . . . . . .   61
      7.8   Limitation on Capital Expenditures. . . . . . . . . . . . . . .   61
      7.9   Limitation on Investments, Loans and Advances . . . . . . . . .   61
      7.10  Limitation on Optional Payments and Modifications of Debt
            Instruments . . . . . . . . . . . . . . . . . . . . . . . . . .   62
      7.11  Limitation on Transactions with Affiliates. . . . . . . . . . .   62
      7.12  Limitation on Sales and Leasebacks. . . . . . . . . . . . . . .   62
      7.13  Limitation on Changes in Fiscal Year. . . . . . . . . . . . . .   62
      7.14  Limitation on Negative Pledge Clauses . . . . . . . . . . . . .   62
      7.15  Limitation on Lines of Business . . . . . . . . . . . . . . . .   63
      7.16  Governing Documents . . . . . . . . . . . . . . . . . . . . . .   63
      7.17  Limitation on Subsidiary Formation  . . . . . . . . . . . . . .   63
      7.18  Limitation on Aircraft Leases, Registration and Operation . . .   63
      7.19  Certificated Air Carrier  . . . . . . . . . . . . . . . . . . .   63
      7.20  Additional Collateral . . . . . . . . . . . . . . . . . . . . .   63


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

SECTION 8   EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . .   64

SECTION 9   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .   66
      9.1   Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .   66
      9.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
      9.3   No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . .   67
      9.4   Survival of Representations and Warranties. . . . . . . . . . .   67
      9.5   Payment of Expenses and Taxes . . . . . . . . . . . . . . . . .   67
      9.6   Successors and Assigns; Participations and Assignments  . . . .   68
      9.7   Adjustments; Set-off  . . . . . . . . . . . . . . . . . . . . .   70
      9.8   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .   70
      9.9   Severability  . . . . . . . . . . . . . . . . . . . . . . . . .   70
      9.10  Integration . . . . . . . . . . . . . . . . . . . . . . . . . .   70
      9.11  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . .   70
      9.12  Submission To Jurisdiction; Waivers . . . . . . . . . . . . . .   71
      9.13  Acknowledgments . . . . . . . . . . . . . . . . . . . . . . . .   71
      9.14  WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . .   72
      9.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .   72

SCHEDULES
     Schedule I     Approved Aircraft, Approved Aircraft Leases, Permitted
                    Jurisdictions and Permitted Lessees
     Schedule 1.1   Aircraft, Aircraft Engines and Aircraft Leases
     Schedule 2.3   Term Loan Principal Repayment Schedule
     Schedule 4.4   Consents, Authorizations and Filings
     Schedule 4.19  Insurance
     Schedule 4.22  Environmental Matters
     Schedule 7.2   Indebtedness to Remain Outstanding after the Closing Date
     Schedule 7.3   Liens to Remain Outstanding
     Schedule 7.4   Guarantee Obligations to Remain Outstanding

EXHIBITS

     Exhibit A      Form of Borrowing Base Certificate
     Exhibit B      Form of Borrower Security Agreement
     Exhibit C      Form of Borrowing Certificate
     Exhibit D-1    Form of Opinion of Special Counsel to the Borrower
     Exhibit D-2    Form of Opinion of Special FAA Counsel
     Exhibit E      Form of Republic Intercreditor Agreement
     Exhibit F      Form of Aircraft Chattel Mortgage
     Exhibit G      Form of Consent and Agreement
     Exhibit H      Form of Landlord Waiver


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

                                                              CW&T DRAFT 8/23/96
                               CREDIT AGREEMENT

          CREDIT AGREEMENT, dated as of September *[__], 1996, between International Airline Support Group, Inc., a Delaware corporation (the "Borrower"), and BNY Financial Corporation, a New York corporation (the "Lender").

                                   RECITALS

          The Borrower has requested that the Lender make available to the Borrower senior secured revolving credit loans and a senior secured term loan, in aggregate principal amounts at any one time outstanding not to exceed $11,000,000.00 and $3,000,000.00, respectively, the proceeds of which would be used (i) to repay certain existing senior debt of the Borrower, (ii) to provide working capital requirements of the Borrower in the ordinary course of business and (iii) to pay fees and expenses incurred in connection herewith. The Lender is willing to make such extensions of credit available to the Borrower, but only on the terms, and subject to the conditions, set forth in this Agreement.

          The parties hereto hereby agree as follows:

          SECTION 1.  DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ACCOUNTS": as to any Person, all of the accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Person, arising out of or in connection with the sale or lease of Inventory or the rendition of services, excluding Lease Payment Receivables, and all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically pledged to the Lender hereunder or pursuant to any of the other Credit Documents.

          "AFFILIATE": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person (including, with its correlative meanings, "controlled by" and "under common control with") means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other similar managers of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "AIRCRAFT": each aircraft in which the Borrower now has or may in the future acquire an interest including all Aircraft Engines incorporated, installed in or attached thereto and where the context permits the related Manuals and Technical Records.

          "AIRCRAFT CHATTEL MORTGAGES": means each of the aircraft chattel mortgages in respect of each of the Aircraft and/or Aircraft Engines in substantially the form of Exhibit F attached hereto, as the same may be renewed, modified, amended, supplemented or restated, from time to time in the manner provided therein.

          "AIRCRAFT ENGINE": shall mean each aircraft engine in which the Borrower may now have or in the future acquire an interest and any aircraft engine substituted by a lessee pursuant to an Aircraft Lease, together in each case with any and all Aircraft Parts incorporated or installed in or attached thereto and any Aircraft Part removed therefrom until such time as a replacement part shall be substituted therefor. Except as otherwise set forth herein, at such time as an aircraft engine shall be substituted by a lessee pursuant to an Aircraft Lease, such replaced Aircraft Engine shall cease to be an Aircraft Engine hereunder.

          "AIRCRAFT INVENTORY": all Aircraft, Airframes, Aircraft Engines and Aircraft Parts of the Borrower other than any Approved Aircraft and any Airframes, Aircraft Engines and Aircraft Parts incorporated or installed in, attached to, or otherwise identified as being related to or comprising part of an Approved Aircraft.

          "AIRCRAFT LEASE": means each aircraft lease agreement between the Borrower, as lessor, and any lessee in respect of an Aircraft, as the same may be renewed, modified, amended, supplemented or restated, from time to time in the manner provided therein.

          "AIRCRAFT NOTES": notes received by the Borrower as all or part of the consideration for the sale by the Borrower of an Aircraft and pledged to the Lender pursuant to a pledge agreement that is satisfactory in form and substance to the Lender in its sole and absolute discretion.

          "AIRCRAFT PARTS": shall mean all appliances, components, parts, instruments, appurtenances, avionics, accessories, furnishings and other equipment of whatever nature (other than complete Aircraft Engines), which are now or from time to time may be incorporated or installed in or attached to an aircraft (including without limitation the airframe of such aircraft, any related aircraft engines and any related appliances, components, parts, instruments, appurtenances, avionics, accessories, furnishings and other equipment of whatever nature). Except as otherwise set forth in an Aircraft Lease, only at such time as a replacement aircraft part shall be substituted for an Aircraft Part in accordance with such Aircraft Lease, shall the Aircraft Part so replaced cease to be an Aircraft Part hereunder.

          "AIRFRAME": each of the Aircraft, excluding any Aircraft Engines or engines from time to time installed thereon, but including any and all Aircraft Parts (except Aircraft Parts that are incorporated or installed in or attached to any such Aircraft Engine or engine), so long as: (i) such included Aircraft Parts shall be incorporated or installed in or attached to such Aircraft (but not in or to any Aircraft Engines from time to time installed thereon); or (ii) such included Aircraft Parts shall remain identified or connected with such Aircraft in that they are subject to repair, alteration or modification as provided in Sections 6.13 and 6.14 of this Agreement, except Aircraft Engines from time to time installed thereon.

          "ALTERNATE BASE RATE": for any day, a rate per annum equal to the higher of: (a) the Prime Rate in effect on such day; or (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%).

          "APPLICABLE MARGIN": with respect to each Loan, 2.00% per annum.

          "APPRAISAL": means an appraisal of the fair market value and the Forced Liquidation Value of each and every Aircraft, Airframe and Aircraft Engine and of all Aircraft Parts, which is (i) conducted by the Appraiser,
     (ii) prepared for and addressed to the Lender, (iii) based upon a physical inspection of such Aircraft, Airframe, Aircraft Engine and Aircraft Part and a review of related maintenance records and (iv) accompanied by all back-up calculations made by such appraisal company.

          "APPRAISER": Avmark Services Ltd. or such other recognized aircraft appraisal company, which shall in all cases be unaffiliated with each of the Borrower and the Lender and acceptable to the Lender.

          "APPROVED AIRCRAFT": means each Aircraft from time to time owned by Borrower and listed as an Approved Aircraft and described on SCHEDULE I.
          "APPROVED AIRCRAFT LEASE": means each Aircraft Lease listed from time to time as an Approved Aircraft Lease on Schedule I.

          "ASSIGNEE":  as defined in Section 9.6(c).

          "ASSIGNMENT AND ACCEPTANCE": as defined in Section 9.6(c). "AVAILABLE REVOLVER FACILITY": at any time, an amount equal to the excess, if any, of (a) the amount of the Revolver Facility (without regard to whether any Revolver Advances are outstanding) over (b) the aggregate unpaid principal amount of all Revolver Advances made by the Lender then outstanding.

          "BNY":  The Bank of New York, a New York banking corporation.

          "BORROWER":  as defined in the heading to this Agreement.

          "BORROWER SECURITY AGREEMENT": the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

          "BORROWING BASE CERTIFICATE": a certificate, substantially in the form of Exhibit A, with appropriate insertions, showing the Borrowing Base as of the date set forth therein, and executed on behalf of the Borrower by a duly authorized officer thereof.

          "BORROWING CERTIFICATE": a certificate substantially in the form of Exhibit C.

          "BORROWING DATE":  any Business Day specified in a notice pursuant to
     Section 2.2 or Section 2.4 as a date on which the Borrower requests the Lender to make Loans hereunder.

          "BUSINESS":  as defined in Section 4.22.

          "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "CASH EQUIVALENTS": (a) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 180 days or less from the date of acquisition and overnight bank deposits of the Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 180 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor's Ratings Group ("S&P") or P-1 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") and in either case maturing within 270 days after the day of acquisition, (e) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody's, (f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "CERTIFICATED AIR CARRIER": a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

          "CITIZEN OF THE UNITED STATES": the meaning specified in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States of America enacted in substitution or replacement therefor.

          "CLOSING DATE": the date on which the conditions precedent set forth in Section 5.1 are satisfied and the initial Loans are made hereunder.
          "CODE": the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL": all property and interests in property of the Borrower, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

          "COLLATERAL RESERVES": reserves for Eligible Accounts, Eligible Lease Payment Receivables and Eligible Inventory, as are deemed appropriate by the Lender in its sole discretion, including, without limitation, (i) in respect of disputed items, deductions, allowances, credits, bill and hold and consignment sales, letters of credit, airway releases, steamship guarantees and any other offsets asserted or granted and (ii) reserves in an amount equal to 35% of the cost of all Inventory located at FAA overhaul, repair or certification facilities.

          "COMMON STOCK": the Common Stock, $.001 par value per share, of the Borrower.

          "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "CONSENT AND AGREEMENT": each Consent and Agreement by and among the Lender, the Borrower and a Lessee under an Aircraft Lease in substantially the form attached hereto as Exhibit G or in such other form as the Lender may in its sole and absolute discretion require.

          "CONSOLIDATED CURRENT ASSETS": of any Person as of the date of determination, all current assets of such Person and its consolidated Subsidiaries (if any) determined in conformity with GAAP as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of such Person, unless such Indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of such Person, (c) the cash surrender value of any life insurance policy, or (d) any Consolidated Intangibles of such Person.

          "CONSOLIDATED CURRENT LIABILITIES": of any Person as of the date of determination, all current liabilities of such Person and its consolidated Subsidiaries (if any) determined in conformity with GAAP as at such date, but in any event including the amounts of (a) all Indebtedness of such Person payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve months after such date, and (b) all reserves in respect of such Indebtedness, the validity of which is contested at such date.

          "CONSOLIDATED EBITDA": for any period with respect to any Person, the sum for such period of (a) Consolidated Net Income of such Person, and (b) the sum of, without duplication, provisions for income taxes, distributions permitted by Section 7.7, Consolidated Interest Expense, and depreciation and amortization expense and other non-cash expenses, in each case as used in determining such Consolidated Net Income.

          "CONSOLIDATED INTANGIBLES": at a particular date with respect to any Person, all assets of such Person and its consolidated Subsidiaries, if any, determined on a consolidated basis at such date, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the net asset value (determined in accordance with GAAP) of acquired companies, copyrights, patents, trade or service marks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from any revaluation (other than revaluations arising out of foreign currency valuations in accordance with GAAP) thereof after May 31, 1996.

          "CONSOLIDATED INTEREST EXPENSE": for any period with respect to any Person, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption (including without limitation, imputed interest included in payments under Financing Leases) on a consolidated income statement of such Person and its consolidated Subsidiaries (if any) for such period excluding the amortization of any original issue discount.

          "CONSOLIDATED NET INCOME": for any period with respect to any Person, the consolidated net income (or deficit) of such Person and its consolidated Subsidiaries (if any) for such period (taken as a cumulative whole), determined in accordance with GAAP, but without taking into account any gains or losses resulting from any extraordinary or non-recurring items as determined in accordance with GAAP.

          "CONSOLIDATED TANGIBLE NET WORTH": at a particular date with respect to any Person, all amounts which would be included under shareholders' or partners' equity (or other equivalent category) on a consolidated balance sheet of such Person and its consolidated Subsidiaries (if any) determined on a consolidated basis in accordance with GAAP as at such date, plus an amount equal to the outstanding principal balance of the Subordinated Debentures as at such date and any other Indebtedness that by its terms is subordinated to the Obligations on terms and conditions satisfactory to the Lender and has a maturity of more than one year after the maturity of the Obligations, minus Consolidated Intangibles of such Person as at such date, plus, to the extent included in Consolidated Intangibles, deferred financing costs in respect of the extensions of credit to be made on the Closing Date not reflected in the projections referred to in Section 4.1(c).

          "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "CRAF PROGRAM": the Civil Reserve Air Fleet Program currently administered by the United States Air Force Mobility Command pursuant to Executive Order No. 11490, as amended, or any substantially similar program.

          "CREDIT DOCUMENTS": this Agreement, the Security Documents, the Republic Intercreditor Agreement, each Consent and Agreement, any Term Note, any Revolver Note and any other documents, agreements or instruments executed and delivered to the Lender pursuant to Section 6.11.

          "CUSTOMER": the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both or with respect to any contract or other arrangement with the Borrower pursuant to which the Borrower is to deliver any personal property or perform any services in the ordinary course of business, including without limitation each lessee under an Aircraft Lease.

          "DEFAULT": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "DISPUTE": any defense, counterclaim, offset, dispute or other claim, whether arising from or relating to an Account, a Lease Payment Receivable, an Aircraft Lease or an Aircraft, or arising from or relating to any other transaction or occurrence.

          "DOLLARS" and "$": dollars in lawful currency of the United States of America.

          "ELIGIBLE ACCOUNTS": all Accounts of the Borrower arising in the ordinary course of its business, evidencing the sale of goods and services by the Borrower and which the Lender, in its sole discretion, shall deem to be an Eligible Account based upon such considerations as the Lender may from time to time deem appropriate. Without in any way limiting the generality of the foregoing, (i) in general, unless otherwise determined by the Lender as aforesaid, an Account shall not constitute an Eligible Account unless it is subject to a perfected first priority Lien in favor of the Lender, is free and clear of all Liens other than Liens permitted pursuant to Section 7.3 and is evidenced by invoice, contract or other document reasonably satisfactory to the Lender, and (ii) no Account of a Customer shall be included within this definition if:

          (a) such Account arises out of a sale made by the Borrower to (i) an Affiliate or a Subsidiary of the Borrower or to a Person controlled by an Affiliate or a Subsidiary of the Borrower, or
               (ii) a Customer that is the Borrower's creditor or supplier, except that the net amount, if any, owing to the Borrower may be an Eligible Account;

          (b) more than sixty (60) days have elapsed from the due date of such Account or one hundred twenty (120) days from the invoice date of such Account;

          (c) fifty percent (50%) or more of the aggregate account balance of Accounts due from such Customer is more than sixty (60) days past due date or one hundred twenty (120) days past invoice date;

          (d) any covenant, representation or warranty contained in this Agreement or in any other Credit Document with respect to such Account has been breached in a material respect;

          (e) the Lender is not and continues not to be satisfied with the credit standing of such Customer, or the Lender is insecure or otherwise believes, in its sole judgment, that collection of such Account is doubtful or that such Account may not be paid by reason of such Customer's financial inability to pay;

          (f) other than as provided in paragraph (a) above, such Customer has asserted any Dispute, offset or counterclaim against the Borrower, such Account or any other Account due from such Customer to the Borrower, or such Account is or could be expected to become subject to any offset, deduction, defense, Dispute, or counterclaim, or is contingent in any respect or for any reason, but only to the extent of the amount in dispute;

          (g) such Customer resides outside Canada, the continental United States, Alaska, Hawaii, the U.S. Virgin Islands or such other jurisdiction listed on Schedule I as a Permitted Jurisdiction, unless the sale is covered by a letter of credit or credit insurance in form and substance acceptable to the Lender in its sole discretion; provided, however, that the Lender may approve Accounts denominated in Dollars of Customers residing outside of the foregoing jurisdictions as Eligible Accounts in its sole judgment on a case-by-case basis;

          (h) such Account is on a sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

          (i) such Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the Borrower assigns its right to payment of such Account to the Lender pursuant to the Federal Assignment of Claims Act of 1940, as amended, or has otherwise complied with all other applicable statutes or ordinances;

          (j) any of the following events occur or conditions exist with respect to the goods giving rise to such Account: (i) if such goods have not been shipped to, delivered to or accepted by such Customer, or if possession and/or control of such goods is held, maintained or retained by the Borrower or any Affiliate or Subsidiary thereof (or any agent or custodian of the Borrower or any Affiliate or Subsidiary thereof) for the account of or subject to further and/or future direction from such Customer, or
               (ii) if such Account otherwise does not represent a final sale, or (iii) such goods have been repossessed, unless, in the case of each of (i), (ii) or (iii), such goods are subject to a bill and hold letter in form and substance satisfactory to the Lender;

          (k) the amount of all Accounts of such Customer exceeds any credit limit determined by the Lender, in its sole discretion, to the extent that the amount of such Account exceeds such limit;

          (l) such Customer has commenced or has had commenced against it a case under any federal, state or other bankruptcy or insolvency laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of such Customer in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against such Customer, or if such Customer has failed, suspended business, ceased to be solvent, called a meeting of its creditors (in order to discuss financial insolvency or lack of liquidity), or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

          (m) to the extent that the Borrower has made any agreement with such Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances shall be reflected in the calculation of the face value of each respective invoice related thereto;

          (n)  such Account is not payable to the Borrower; or

          (o)  in the case of each Aircraft Note, such note does not mature prior to ninety (90) days before the Termination Date.
          "ELIGIBLE INVENTORY":  all Inventory of the Borrower (including, without limitation, Aircraft Inventory) other than Approved Aircraft, which is located in the United States of America, which is in good and saleable condition and which is not, in the Lender's sole opinion, obsolete, damaged, slow moving or unmerchantable and which the Lender, in its sole discretion, shall deem Eligible Inventory based upon such considerations as the Lender may from time to time deem appropriate, including, without limitation, the Borrower's compliance in all material respects with Environmental Laws and other Requirements of Law and the waiver by landlords of any leased property on which Inventory is located of any landlord's liens thereon. In general, unless otherwise determined by the Lender as aforesaid, Inventory shall not constitute Eligible Inventory unless it is subject to a perfected first priority Lien in favor of the Lender and is free and clear of all Liens other than Liens permitted pursuant to Section 7.3.

          "ELIGIBLE LEASE PAYMENT RECEIVABLES": all Lease Payment Receivables of the Borrower which the Lender, in its sole discretion, shall deem to be an Eligible Lease Payment Receivable based upon such considerations as the Lender may from time to time deem appropriate. Without in any way limiting the generality of the foregoing, (i) in general, unless otherwise determined by the Lender as aforesaid, a Lease Payment Receivable shall not constitute an Eligible Lease Payment Receivable unless it is subject to a perfected first priority Lien in favor of the Lender, and is free and clear of all Liens other than Liens permitted pursuant to Section 7.3, and (ii) no Lease Payment Receivable of a Customer shall be included within this definition if:

          (a) such Lease Payment Receivable arises out of an Aircraft Lease (i) which is not an Approved Aircraft Lease with a Permitted Lessee,
               (ii) with an Affiliate or Subsidiary of the Borrower or with a Person controlled by an Affiliate or a Subsidiary of the Borrower, or (iii) with a Customer that is the Borrower's creditor or supplier, except that the net amount if any owing to the Borrower may be an Eligible Lease Payment Receivable;

          (b) more than forty-five (45) days have elapsed from the due date of such Lease Payment Receivable;

          (c) any covenant, representation or warranty contained in this Agreement, the related Aircraft Lease or any other Credit Document with respect to such Lease Payment Receivable has been breached in a material respect;

          (d) the Lender is not and continues not to be satisfied with the credit standing of such Customer, or the Lender is insecure or otherwise believes, in its sole judgment, that collection of such Lease Payment Receivable is doubtful or that such Lease Payment Receivable may not be paid by reason of such Customer's financial inability to pay;

          (e) other than as provided in paragraph (a) above, such Customer has asserted any Dispute, offset or counterclaim against the Borrower, such Lease Payment Receivable or any other Lease Payment Receivable due from such Customer to the Borrower, or such Account is or could be expected to become subject to any offset, deduction, defense, Dispute, or counterclaim, or is contingent in any respect or for any reason, but only to the extent of the amount in dispute;

          (f) such Customer resides outside Canada, the continental United States, Alaska, Hawaii or the U.S. Virgin Islands or such other jurisdiction listed on Schedule I as a Permitted Jurisdiction; provided, however, that the Lender may approve Lease Payment Receivables denominated in Dollars of Customers residing outside of the foregoing jurisdictions as Eligible Lease Payment Receivables in its sole judgment on a case-by-case basis;

          (g) such Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the Borrower assigns its right to payment of such Lease Payment Receivable to the Lender pursuant to the Federal Assignment of Claims Act of 1940, as amended, or has otherwise complied with all other applicable statutes or ordinances;

          (h) such Customer has commenced or has had commenced against it a case under any federal, state or other bankruptcy or insolvency laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of such Customer in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against such Customer, or if such Customer has failed, suspended business, ceased to be solvent, called a meeting of its creditors (in order to discuss financial insolvency or lack of liquidity), or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; and

          (i) such Customer has not executed and delivered a valid and binding Consent and Agreement, or, if such a Consent and Agreement is not delivered, the Approved Aircraft Lease does not in the opinion of the Lender contain all of the substantive provisions of a Consent and Agreement and afford the rights, privileges and protections thereof to the Lender as a party or third party beneficiary thereof, or in each case has not delivered such other documents, instruments, and opinions of counsel as the Lender may in its sole and absolute discretion require.

          "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, natural resources, wildlife or the environment, as now or may at any time hereafter be in effect.
          "EQUIPMENT": with respect to any Person, all of the equipment, machinery and goods (excluding Inventory) of such Person, wherever located and whether now owned or hereafter acquired, including, without limitation, all apparatus, motor vehicles, fittings, furniture, furnishing, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EVENT OF DEFAULT": any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "EVENT OF LOSS": with respect to the Aircraft, Airframes, Aircraft Engines and Aircraft Parts, any of the following events: (i) the loss of such property or the use thereof due to the destruction of or damage to such property that renders repair uneconomic or that renders such property permanently unfit for normal use by the Borrower or any lessee of such property for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss; (iii) the theft or disappearance of such property that results in loss of use or possession of such property by the Borrower or any lessee of such property for a period in excess of one hundred and twenty (120) days; (iv) the confiscation, condemnation, or seizure of, or requisition of title to such property by any governmental or purported governmental authority of the United States or any agency or instrumentality of any thereof (other than a requisition for use by any such authority, such as the CRAF Program), that in the case of any event referred to in this clause (iv) shall have resulted in the loss of possession or use of such property by the Borrower or any lessee of such property for a period in excess of one hundred and twenty (120) consecutive days; (v) the confiscation, condemnation, or seizure of or requisition of title to such property by any foreign governmental authority or purported governmental authority or any agency or instrumentality of any thereof (other than a requisition of use by any such authority described in clause
     (vii) below) that in the case of any event referred to in this clause (v) shall have resulted in the loss of possession or use of such property by the Borrower or any lessee of such property for a period in excess of one hundred and twenty (120) consecutive days, (vi) as a result of any law, rule, regulation, order or other action by the FAA or other governmental body of the government of registry of the Aircraft having jurisdiction, the use of such property in the normal course of the business of air transportation shall have been prohibited for a period of one hundred eighty (180) consecutive days, unless the Borrower (or any lessee of such property), prior to the expiration of such one hundred eighty day (180-day) period, shall have undertaken and shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of such property by the Borrower (or any lessee of such property) but in no case shall such use have been prohibited for a period in excess of two consecutive years; (vii) the requisition for use (which does not involve or threaten to involve the confiscation, condemnation, seizure or requisition of title to such property) by any foreign governmental authority or any agency or instrumentality thereof that continues for a period in excess of one hundred eighty (180) consecutive days; provided, that the time periods referenced in clauses (iii), (iv) and (v) above, whichever is applicable, shall be increased to one hundred eighty (180) days if such event is covered by insurance referenced in Section 6.6(a), (b) or (c) below (as applicable). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe.

          "EXISTING MORTGAGES":  *[___________________________________].

          "FAA": the U.S. Federal Aviation Administration.

          "FEDERAL FUNDS EFFECTIVE RATE": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by BNY from three federal funds brokers of recognized standing selected by it.

          "FACILITIES": the collective reference to the Revolver Facility and the Term Loan Facility.

          "FINANCING LEASE": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Fixed Charge Coverage Ratio": for any period with respect to any Person, the ratio of (a) Consolidated EBITDA of such Person for such period MINUS the aggregate amount of all expenditures made or committed to be made by such Person and its consolidated Subsidiaries, if any, during such period in respect of the purchase or other acquisition of fixed or capital assets (other than any such expenditures financed with Indebtedness permitted under Section 7.2(b)) minus the amount of all taxes paid by such Person and its consolidated Subsidiaries (and, without duplication, the amount of all distributions made by such Person and its Subsidiaries as permitted by Section 7.7), if any, during such period, to (b) the sum of
     (i) all scheduled payments of principal of Indebtedness of such Person and its consolidated Subsidiaries, if any, during such period and (ii) all cash interest expense of such Person and its consolidated Subsidiaries, if any, during such period (including without limitation all imputed interest in respect of Financing Leases), in each such case determined in accordance with GAAP.

          "FORCED LIQUIDATION VALUE": as to any Aircraft, Airframe, Aircraft Engine or Aircraft Part, or group of any of the foregoing, as determined by the Lender or the Appraiser, the value of such Aircraft, Airframe, Aircraft Engine, Aircraft Part or group based on the assumption that it is sold under an immediate "auction" sale.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "GOVERNING DOCUMENTS": as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

          "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEE OBLIGATION": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "INDEBTEDNESS": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "INSOLVENT":  pertaining to a condition of Insolvency.

          "INTEREST PAYMENT DATE": as to any Loan, the last day of each calendar month.

          "INVENTORY": with respect to any Person, all now owned or hereafter acquired inventory (including without limitation Approved Aircraft and Aircraft Inventory), wherever located, including any such inventory which is in transit, as would be reflected on the financial statements of such Person in accordance with GAAP, and all documents of title or other documents representing such property.

          "LEASE PAYMENT RECEIVABLES": means all rights to payment or receipt of money owing or to be owing to Borrower under any Aircraft Lease, all proceeds thereof and all files in which Borrower has any interest whatsoever containing information identifying or pertaining thereto and all Borrower's right, title, security and guaranties with respect to each such Aircraft Lease.

          "LEDGER DEBT":  as defined in Section 3.5(d).

          "LENDING OFFICE": the lending office of the Lender located at 1290 Avenue of the Americas, New York, New York, 10104, or as may from time to time be designated as such in a writing delivered to the Borrower.

          "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

          "LOAN": any loan, including without limitation any Revolver Advance and any Term Loan, made by any Lender pursuant to this Agreement.

          "MANUALS AND TECHNICAL RECORDS:" all such manuals, technical data, log books and other records pertaining to the Aircraft to be maintained by the Borrower or any lessee under an Aircraft Lease or as shall be required to comply with the requirements of the FAA or any Regulatory Authority from time to time applicable and in force.

          "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, and its Subsidiaries, if any, taken as a whole or (b) the validity or enforceability of this or any of the other Credit Documents or the rights or remedies of the Lender hereunder or thereunder.

          "MATERIAL ENVIRONMENTAL AMOUNT": an amount payable by the Borrower in excess of $100,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

          "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET PROCEEDS": (i) the aggregate cash consideration received by the Borrower in connection with any transaction referred to in clause (i) of
     Section 3.3(d) or in Section 3.3(e) less (ii) the expenses (including out-of-pocket expenses) incurred by the Borrower in connection with such transaction (including, in the case of any issuance of debt or equity securities, underwriters' commissions and fees) and the amount of any federal and state taxes incurred in connection with such transaction, in each case as certified by a Responsible Officer to the Lender at the time of such transaction, less (iii) with respect to any sale, lease, assignment, exchange or other disposition of any asset, all amounts required to repay outstanding Indebtedness of the Borrower permitted hereunder secured by a Lien on such asset permitted hereunder and which is senior to any Lien of the Lender on such asset under the Security Documents.

          "NON-EXCLUDED TAXES":  as defined in Section 3.6.

          "OBLIGATIONS": the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Security Documents or any other Credit Document, or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant to the terms of the Credit Documents) or otherwise.

          "PARTICIPANT":  as defined in Section 9.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "PERMITTED JURISDICTION": with respect to any Eligible Account, Eligible Lease Payment Receivable or Approved Aircraft, any jurisdiction listed in Schedule 1.1 as a Permitted Jurisdiction and, in the case of Eligible Accounts and Eligible Lease Payment Receivables, in which the obligor thereon resides and, in the case of Approved Aircraft, in which such Approved Aircraft is registered.

          "PERMITTED LESSEE": each lessee under an Aircraft Lease listed as a Permitted Lessee in Schedule 1.1.

          "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "PRIME RATE": the rate of interest publicly announced from time to time by BNY at its principal office in New York as its prime rate or prime lending rate. This rate of interest is determined from time to time by BNY as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by BNY to any particular class or category of customers of BNY. BNY and the Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "PROPERTIES":  as defined in Section 4.22.

          "REAL ESTATE": with respect to any Person, all of the right, title, and interest of such Person in any and all real property, whether now owned or hereafter acquired, or in which it has an interest at any time and from time to time, including, without limitation, all rights and easements in connection therewith and all buildings and improvements now or hereafter constructed thereon.

          "REGULATION G": Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "REGULATION U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

          "REPUBLIC MORTGAGE": that certain existing Mortgage and Security Agreement made as of the 18th day of September, 1992 by the Borrower to Republic, as the same may be amended, supplemented or otherwise modified from time to time.

          "REPUBLIC":  Republic National Bank of Miami.

          "REPUBLIC INTERCREDITOR AGREEMENT": that Intercreditor Agreement between the Lender and Republic in substantially the form attached hereto as Exhibit E.

          "REQUIREMENT OF LAW": as to any Person, the partnership agreement, certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER": the chief executive officer and president of the Borrower or, with respect to financial matters, the executive vice president and chief financial officer of the Borrower.

          "REVOLVER ADVANCES":  as defined in Section 2.1.

          "REVOLVER BORROWING BASE":  at any time, the excess of:

          I. the sum of (a) 85% (or such other percentage as the Lender shall determine in its sole and absolute discretion) of the total outstanding balance, after subtraction of any Collateral Reserves, of then Eligible Accounts and Eligible Lease Payment Receivables and (b) the least of (i) 100% (or such other percentage as the Lender shall determine in its sole and absolute discretion) of the total cost, after subtracting Collateral Reserves, of the then Eligible Inventory plus $500,000.00, (ii) 75% (or such other percentage as the Lender shall determine in its sole and absolute discretion) of the Forced Liquidation Value, after subtracting any Collateral Reserves, of such Eligible Inventory and (iii) $8,000,000.00;

          over

          II.  the Revolver Reserve at such time.
     The Revolver Borrowing Base in effect at any time shall be the Revolver Borrowing Base as shown on the Borrowing Base Certificate most recently delivered by the Borrower pursuant to this Agreement; provided, however, that if the Borrower shall fail to deliver a Borrowing Base Certificate when required pursuant to Section 6.2(c), the Borrowing Base in effect shall be zero until such Borrowing Base Certificate is delivered.

          "REVOLVER FACILITY": at any time, the obligation of the Lender to make Revolver Advances to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed $11,000,000.00, as such obligation may be reduced from time to time in accordance with the provisions of this Agreement.

          "REVOLVER RESERVE": as of any date, an amount equal to the lesser of
     (i) an amount equal to the excess, if any, of the Term Loan Facility Amount on such date over the Term Loan Borrowing Base on such date and (ii) an amount equal to the excess, if any, of the sum determined in accordance with clause I of the definition of Revolver Borrowing Base on such date and the aggregate outstanding Revolver Advances on such date.

          "REVOLVER NOTE": as defined in Section 3.5(f).

          "SECURITY DOCUMENTS": the collective reference to the Borrower Security Agreement, the Aircraft Chattel Mortgages (including all mortgage supplements thereto) and all other security documents hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

          "SENIOR SECURED NOTES": the 12% Senior Secured Notes due July 17, 1997 of the Borrower issued pursuant to the Senior Secured Notes Purchase Agreements.

          "SENIOR SECURED NOTES PURCHASE AGREEMENTS": the collective reference to the Securities Purchase Agreements, each dated as of July 17, 1992, between the Borrower and the original purchasers of the Senior Secured Notes.

          "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "SUBORDINATED DEBENTURES": the 8% Convertible Subordinated Debentures due August 31, 2003, issued by the Borrower pursuant to the Subordinated Debenture Purchase Agreements.

          "SUBORDINATED DEBENTURE CONVERSION": the exchange, pursuant to the exchange offer, dated *[August __, 1996], of Subordinated Debentures representing at least 80% of the outstanding principal balance of all Subordinated Debentures at the time of the commencement of such exchange offer for Common Stock.

          "SUBORDINATED DEBENTURE PURCHASE AGREEMENTS": the collective reference to the Securities Purchase Agreements, each dated as of September 8, 1993, between the Borrower and the original purchasers of the Subordinated Debentures.

          "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "TERM LOAN BORROWING BASE": at any time, an amount equal to the sum of
     (i) 80% (or such other percentage as the Lender shall determine in its sole discretion) of the Forced Liquidation Value, after deduction of any applicable Collateral Reserves, at such time, of all Approved Aircraft domiciled in jurisdictions other than Kenya and (ii) 50% (or such other percentage as the Lender shall determine in its sole discretion) of the Forced Liquidation Value, after deduction of any applicable Collateral Reserves, at such time, of all Approved Aircraft domiciled in Kenya.

          "TERM LOAN FACILITY": at any time, the obligation of the Lender to make the Term Loan in accordance with the provisions of this Agreement, which shall not exceed an amount equal to $3,000,000.00 minus the aggregate amount of repayments of principal then required to have been made in accordance with Schedule 2.3.

          "TERM LOAN FACILITY AMOUNT": at any time, the amount of the Term Loan Facility, without regard to whether any Term Loans are outstanding.

          "TERM LOAN": as defined in Section 2.2 (together with any advance made in connection with the substitution of Approved Aircraft pursuant to
     Section 2.5).

          "TERM NOTE:"  as defined in Section 3.5(f).

          "TERMINATION DATE":  *[September __,] 2001.

          "TRANSFEREE":  as defined in Section 9.6(d).

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower or its Subsidiaries, if any, not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          SECTION 2.  AMOUNT AND TERMS OF FACILITIES

          2.1 REVOLVER FACILITY. Subject to the terms and conditions hereof, the Lender agrees in its reasonable discretion to make revolving credit loans ("Revolver Advances") to the Borrower from time to time during the period commencing with and including the Closing Date and ending with the termination of this Agreement in an aggregate principal amount at any one time outstanding not to exceed the lesser of the Revolver Facility then in effect and the Revolver Borrowing Base then in effect. During the term of this Agreement the Borrower may use the Revolver Facility by borrowing, prepaying the Revolver Advances in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          2.2 PROCEDURE FOR BORROWING UNDER REVOLVER. The Borrower may borrow under the Revolver Facility during the term of this Agreement on any Business Day in an aggregate principal amount not exceeding the Available Revolver Facility then in effect; provided that the Borrower shall give the Lender irrevocable notice, which notice must be received by the Lender prior to 12:00 noon, New York City time on the requested Borrowing Date, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Upon receipt of any such notice from the Borrower, the Lender shall make the amount of each borrowing available to the Borrower by wire transfer of immediately available funds to the Borrower's account at *[_____________], Account No. *[_____________ (ABA No.____________)] or, with respect to Revolver Advances deemed to have been requested, by disbursing the amount thereof to the Lender in payment of outstanding Obligations.

          2.3 TERM LOAN FACILITY. Subject to the terms and conditions hereof, the Lender agrees to make a term loan to the Borrower in one advance (such advance, together with any advances made in connection with the substitution of Approved Aircraft pursuant to Section 2.5 hereof, the "Term Loan") on the Closing Date in the principal amount of the lesser of (a) the Term Loan Facility Amount on such date and (b) the Term Loan Borrowing Base on such date plus the Revolver Reserve on such date. The Term Loan shall be dated the Closing Date, stated to mature in the installments and amounts payable on the dates set forth in Schedule 2.3 hereto, and bear interest for the period from the Closing Date on the unpaid principal amount thereof at the applicable interest rates per annum specified in Section 3.1. All payments of principal shall reduce the Term Loan Facility on a dollar-for-dollar basis.

          2.4 PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Lender irrevocable notice, which notice must be received by the Lender prior to 12:00 noon, New York City time, on the requested Borrowing Date for the Term Loan (other than any advance requested to be made in connection with the substitution of Approved Aircraft pursuant to Section 2.5 (each such advance, a "Substitution Advance") and at least ten (10) Business Days prior to the requested Borrowing Date for any Substitution Advance, in each case requesting that the Lender make such advance on the requested Borrowing Date. The amount of the Term Loan (including any advance agreed by the Lender to be made in connection with the substitution of Approved Aircraft pursuant to Section 2.5) shall be made available to the Borrower by wire transfer of immediately available funds to the Borrower's account at *[_____________], Account No. *[_____________ (ABA No.____________].

          2.5 DISCRETIONARY TERM LOAN ADVANCE UPON SUBSTITUTION OF APPROVED AIRCRAFT. At the request of the Borrower and after substitution of an Approved Aircraft (the "Substitute Aircraft") for an Approved Aircraft within six months after repayment of the Term Loan to the extent and as required by Section 3.3(d) hereunder, the Lender may make an advance in an amount equal to the lesser of
(i) 80% (or such other percentage as the Lender shall determine in its sole discretion) of the Forced Liquidation Value of the Substitute Aircraft if it is domiciled in a jurisdiction other than Kenya, less any applicable Collateral Reserve, and 50% (or such other percentage as the Lender shall determine in its sole discretion) of the Forced Liquidation Value of the Substitute Aircraft domiciled in Kenya, less any applicable Collateral Reserve and (ii) the amount, if any, by which (A) $3,000,000.00 minus all repayments of principal made, or required to have been made on or prior to the date of such advance in accordance with Schedule 2.3, hereto exceeds (B) the outstanding principal balance of the Term Loan on such date (prior to the making of such Advance). Each such advance, if any, shall be made in the sole and absolute discretion of the Lender and shall be deemed to be a Term Loan for all purposes hereunder and shall increase the Term Loan Facility on a dollar-for-dollar basis. From and after the making of such advance the outstanding principal balance of the Term Loan shall include the amount of such advance, interest shall be payable on such amount, and the amount of each scheduled principal repayments shall be increased pro rata by such amount.

          SECTION 3.  GENERAL PROVISIONS APPLICABLE TO LOANS

          3.1 INTEREST RATES AND PAYMENT DATES. (a) Loans shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (b) If on any five Business Days (whether or not consecutive) occurring in any calendar month the amount of Revolver Advances outstanding on each such Business Day exceeds the lesser of the Revolver Borrowing Base and the Revolver Facility as in effect for each such Business Day with the permission of the Lender pursuant to Section 3.3(c), then the average daily balance of all Loans outstanding on each day during such month shall bear interest at the rate determined pursuant to clause (a) of this Section 3.1 plus a per annum rate of one-half of one percent (0.50%).

          (c) If (i) all or a portion of (A) any principal of any Loan, (B) any interest payable thereon, (C) any fee payable hereunder or (D) any other amount payable hereunder shall not be paid when due (whether at the scheduled payment date or stated maturity, or by acceleration or otherwise, but in the case of clauses (B), (C) and (D) after giving effect to any applicable cure or grace period under Section 8(a)), or (ii) an Event of Default not occurring as a result of the failure to pay any such amount when due shall exist and be continuing, then, in each such case, the principal of the Loans and any such overdue interest, fee or other amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, in each case from the date of such non-payment until such overdue principal, interest, fee or other amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          (e) In no event shall any of the interest rates charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has received interest hereunder in excess of the highest applicable rate, such excess interest shall be first applied to any unpaid principal balance owed by the Borrower, and if the then remaining excess interest is greater than the unpaid principal balance, the Lender shall promptly refund such excess interest to the Borrower.

          3.2 OPTIONAL LOAN PREPAYMENTS. (a) The Borrower may at any time and from time to time prepay the Revolver Advances, in whole or in part, without premium or penalty, after giving to the Lender notice, which must be received by the Lender no later than 12:00 noon, New York City time on the date of such prepayment and which must specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.

          (b) The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, without premium or penalty after giving to the Lender notice, which must be received by the Lender no later than 12:00 noon, New York City time on the date of such prepayment and which must specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein and the amount of such payments shall be applied against scheduled repayments of principal on a pro rata basis and shall reduce the Term Loan Facility on a dollar-for-dollar basis.

          3.3  Mandatory Loan Prepayments.   (a)  If on any date on which a
Borrowing Base Certificate is required to be delivered pursuant to
Section 6.2(c), the aggregate outstanding principal amount of the Revolver Advances as of such date exceeds the Revolver Borrowing Base, the Borrower shall prepay the Revolver Advances in an amount equal to the amount of such excess no later than the Business Day immediately following the date of delivery of such Borrowing Base Certificate. Without in any way limiting the foregoing, the Borrower shall upon receipt of any insurance proceeds paid in connection with the occurrence of an Event of Loss with respect to an Aircraft other than an Approved Aircraft, prepay the Revolver Advances in an amount equal to such insurance proceeds.

          (b) If on any date on which a Borrowing Base Certificate is required to be delivered pursuant to Section 6.2(c), the aggregate outstanding principal amount of the Term Loan as of such date exceeds an amount equal to the sum of the Term Loan Borrowing Base and the Revolver Reserve, the Borrower shall immediately prepay the Term Loan in an amount equal to the amount of such excess. The amount of such payment shall be applied against scheduled repayments of principal on a pro rata basis and shall reduce the Term Loan Facility on a dollar-for-dollar basis.

          (c) Notwithstanding the provisions of paragraphs (a) and (b) of this Section and subject to Section 3.1(b), the Lender may, in its sole and absolute discretion and without waiver of any right hereunder, permit the amount of the Revolver Advances to exceed the Revolver Borrowing Base for such time and upon such terms and conditions as it may determine.

          (d) The Borrower shall (i) immediately upon each sale of an Approved Aircraft prepay the Term Loan in an amount equal to the lesser of (A) 100% of the Net Proceeds thereof and (B) the sum of the Revolver Reserve and amount by which the Term Loan Borrowing Base is reduced by such sale and (ii) within two
(2) Business Days after the occurrence of any Event of Loss with respect to an Approved Aircraft prepay the Term Loan in an amount equal to the sum of the Revolver Reserve and amount by which the Term Loan Borrowing Base is reduced by such Event of Loss. Amounts so paid shall be applied to the scheduled repayments of principal on a pro rata basis and shall reduce the Term Loan Facility on a dollar-for-dollar basis.

          (e) Unless the Lender otherwise agrees, the Borrower shall prepay the Revolver Advances in an amount equal to 100% of the Net Proceeds of any sale, lease, assignment, exchange or other disposition for cash of any asset or group of assets (including, without limitation, insurance proceeds paid as a result of any destruction, casualty or taking of any property of the Borrower), other than Approved Aircraft and the Real Estate of the Borrower upon which its principal executive offices are located on the Closing Date, not made in the ordinary course of business by the Borrower, in any such case no later than three

Business Days following receipt by the Borrower of such proceeds, together with accrued interest to such date on the amount prepaid; provided that no such prepayment shall be required pursuant to this Section 3.3(e) unless the aggregate amount of such Net Proceeds received by the Borrower and not previously applied to prepayment of the Revolver Advances is at least $100,000. Nothing in this Section 3.3(e) shall be construed to derogate any restriction or limitation contained in any Credit Document imposed on any transaction of the types described in this Section 3.3(e), including without limitation the restrictions set forth in Sections 7.2, 7.5, and 7.6 hereof.

          3.4 COMPUTATION OF INTEREST AND FEES. (a) All fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

          (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 3.1(a).

          3.5 OBLIGATIONS AND PAYMENTS. (a) Unless otherwise specified, all Obligations, including all Loans and any debit balance(s) in the Borrower's account(s), shall be payable on the Termination Date, or if earlier, the effective termination date of this Agreement. Recourse to the Collateral will not be required at any time. All credit balances or other sums at any time outstanding to the Borrower's credit and all reserves on the Lender's books, and all of the Borrowers property in the possession of the Lender at any time or in the possession of any parent, Affiliate or Subsidiary of the Lender, or in which the Lender or any parent, Affiliate or Subsidiary of any of them has a Lien or security interest, may be held and reserved by the Lender as security for all Obligations.

          (b) The Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Accounts or Lease Payment Receivables may not be collectible by the Lender on the date received. The Lender shall only conditionally credit the Borrower's account(s) on the Lender's books at such time as the Lender receives such payment. In making computations under this Agreement, the settlement date for each payment received, and the date on which the corresponding Account or Lease Payment Receivable shall be deemed paid for purposes of calculating the Revolver Borrowing Base, shall be three (3) Business Days after the date on which the payment is actually received by the Lender, provided that such items of payment have been collected in good funds and finally credited to the Lender's account. The Lender shall not, however, be required to credit the Borrower's account for the amount of any item of payment which is unsatisfactory to the Lender in its reasonable discretion and the Lender may charge the Borrower's account(s) for the amount of any item of payment which is returned to the Lender unpaid.

          (c) All payments (including prepayments) of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to the Lender, without set-off or counterclaim at the Lending Office not later than 1:00 p.m. (New York City time) on the due date therefor in lawful money of the United States of America in federal or other funds immediately available to the Lender. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon, shall be payable at the then applicable rate during such extension.
The Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the account(s) of the Borrower and shall promptly notify the Borrower thereafter.

          (d) The Borrower shall pay principal, interest, and all other Obligations payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim. Until the earlier to occur of a Default or an Event of Default, any payment(s) theretofore made in the ordinary course of the Borrower's business of Ledger Debt (as defined immediately below) due from the Borrower, as an account debtor, may be made to the Lender (only), with such deduction(s) as may be found in the ordinary course of business to be proper and valid with respect to related sales, but following the occurrence of a Default or an Event of Default, any payment(s) made thereafter as to Ledger Debt due from the Borrower to the Lender shall be made without any deduction whatsoever, including but not limited to any deduction for setoff or counterclaim. For purposes of this subparagraph, the term "Ledger Debt" shall mean and include all indebtedness and obligations due or to become due to the Lender from the Borrower by reason of or in connection with the sale of goods and/or the rendering of services from any factored client of the Lender to the Borrower, as an account debtor, as to which the resulting account receivable is sold or assigned to the Lender at any time and from time to time by such factored client(s).

          (e) All payments received or realized at any time and from time to time by the Lender from or for the account of the Borrower, other than proceeds of insurance applied pursuant to Section 6.6(d), and any proceeds thereof shall be applied as follows:

               FIRST, to the payment of all reasonable and invoiced costs and expenses of the Lender in connection with the collection of such payments or the sale of any Collateral or otherwise in connection with this Agreement or any of the other Loan Documents, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Lender on behalf of the Borrower in connection with the preservation of any Collateral or any exercise of remedies under the Loan Documents and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any of the other Loan Documents;

               SECOND, to the payment in full of any interest accrued and unpaid on the Loans;

               THIRD, to the payment in full of all principal of the Loans;

               FOURTH, to the payment in full of all other Obligations; and

               FIFTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

          All payments made to the Lender by or for the account of the Borrower not constituting proceeds of Accounts or Lease Payment Receivables (whether such proceeds are paid by the Customer to the Lender under the Borrower Security Agreement or to directly to the Borrower), shall be so applied on the date of receipt by the Lender of good funds therefor and all payments received or realized at any time and from time to time by the Lender from or for the account of the Borrower constituting proceeds of Accounts and Lease Payment Receivables, other than proceeds of insurance applied pursuant to Section 6.6(d), and any proceeds thereof, shall be so applied three Business Days after receipt thereof by the Lender.

          (f) The Borrower agrees that, upon the request by the Lender, the Borrower will execute and deliver to the Lender (i) a promissory note of the Borrower evidencing the Term Loan of the Lender, in form and substance acceptable to the Lender (a "Term Note"), and/or (ii) a promissory note of the Borrower evidencing the Revolver Advances of the Lender in form and substance acceptable to the Lender (a "Revolver Note").

          3.6 TAXES. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender if it shall cease to be, or any successor or assign shall not be, organized under the laws of the United States of America or a state thereof and shall fail to comply with the requirements of clause (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) If the Lender shall cease to be, or any successor to or assign of the Lender shall not be, incorporated under the laws of the United States of America or a state thereof, the Lender or its successor lender, as the case may be, shall deliver to the Borrower (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. The Lender or such successor or assignee, as the case may be, also agrees to deliver to the Borrower two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable form or other manner of certification, as may be required, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and the Lender or such successor or assignee, as the case may be, so advises the Borrower. The Lender or such successor lender, as the case may be, shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and
(ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

          3.7 LENDING OFFICE; CHANGE OF LENDING OFFICE. Loans made by the Lender shall be made and maintained at the Lending Office.

          3.8 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

          (b) The Lender shall maintain in accordance with its usual practice a loan account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan from time to time, including the dates and amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

          (c) The entries made in the accounts of the Lender maintained pursuant to Section 3.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by the Lender in accordance with the terms of this Agreement.

          (d) For each month, the Lender shall send to the Borrower a statement showing the accounting for the Loans made to the Borrower, payments made or credited in respect thereof, and other transactions between the Lender and the Borrower during such month. Each such monthly statement shall be deemed correct and binding upon the Borrower in the absence of manifest error and shall constitute an account stated between the Lender and the Borrower unless the Lender receives a written statement of the Borrower's specific exceptions thereto within sixty (60) days after such statement is sent by the Lender to the Borrower.

          3.9 CLOSING FEE; FACILITY FEE .    (a)  On the Closing Date, the
Borrower shall pay to the Lender in immediately available funds a fee equal to $70,000.00 (which shall be in addition to all fees paid to the Lender prior to the execution and delivery of this Agreement). The Lender is hereby authorized to withhold the amount of such fee from the proceeds of the Term Loan.

          (b) The Borrower agrees to pay to the Lender a facility fee of $7,500.00 per month for each month commencing with the month in which the Closing Date occurs and ending with and including the month in which the Termination Date (or such earlier date on which both of the Facilities shall have terminated as provided herein) occurs. The fee for the month in which the Closing Date occurs shall be pro rated based upon the number of days from and including the Closing Date to and including the last day of such month.

          3.10 EARLY TERMINATION FEE. Except as set forth in Section 9.6(c), if the Borrower shall terminate the Facilities during any annual period following the Closing Date set forth below, the Borrower shall concurrently pay to the Lender an early termination fee in the amount equal to the percentage of the Facilities in effect immediately prior to such termination set forth opposite such period below:

                YEAR FOLLOWING CLOSING DATE             AMOUNT
                ---------------------------             ------
                Year 1                                   3.00%
                Year 2                                   2.00%
                Year 3 and thereafter                    1.00%

          3.11BANK CHARGES. The Borrower shall additionally pay to the Lender all reasonable and customary bank charges paid or incurred by the Lender for the Borrower's account, including, without limitation, charges for wire transfers.

          3.12 MATURED FUNDS. In the event that any amounts payable by the Lender to the Borrower under this Agreement or any Security Agreement (as confirmed by the Lender by appropriate credit to the Borrower's account(s) with the Lender) are not drawn by the Borrower, the Lender shall pay to the Borrower interest on such amounts while so held by the Lender (such amounts, while so held, being hereinafter referred to as "Matured Funds"), at rates announced by the Lender from time to time as the Lender's matured funds rate (the "Matured Funds Rate", which Matured Funds Rate may not be made available at all times to all customers of the Lender).

          Interest hereunder at the Matured Funds Rate shall be paid to the Borrower by credit to the Borrower's account(s) monthly on the last day of the month in which such interest accrues. Any change announced by the Lender in the Matured Funds Rate shall be effective only after ten (10) days prior written notice to the Borrower of the Lender's intention to make such change.

          As of the Effective Date, the Matured Funds Rate on the average daily balance of Matured Funds held by the Borrower during any month shall be a rate per annum equal to three percent (3%) less than the average Alternate Base Rate in effect during such month.

          3.13  INCREASED COSTS.    If any change in any Requirement of Law or
in the interpretation or application thereof by any court or administrative agency or other Governmental Authority charged with the administration thereof shall either impose, modify, assess or deem applicable any reserve, special deposit, assessment or similar requirement against Loans made by the Lender or impose on the Lender any other condition regarding any Loans or the performance by the Lender of its obligations under this Agreement, and the result thereof shall be to increase the cost to the Lender of making or maintaining such Loans or otherwise performing its obligations hereunder (which increase in cost shall be the result of the Lender's reasonable allocation of the aggregate of such cost increases resulting from such events) or shall reduce any amount receivable by the Lender in respect thereof, then, upon demand by the Lender, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost or reduced amount receivable, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 3.1. A certificate as to the fact and amount of such increased cost incurred by the Lender as a result of any such event shall be submitted by the Lender to the Borrower, shall be conclusive, absent manifest error.

          SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

          4.1  FINANCIAL CONDITION.

          (a) The audited consolidated balance sheet of the Borrower as at May 31, 1996 and the related unaudited consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to the Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer of the Borrower, as the case may be, and as disclosed therein). At the date of the most recent balance sheet referred to above, the Borrower had (i) no material Guarantee Obligation, (ii) to its knowledge, no contingent liability, (iii) no liability for taxes, (iv) no long-term lease, and (v) no unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, in each case which is not reflected in the foregoing statements or in the notes thereto. During the period from May 31, 1996 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the financial condition of the Borrower at May 31, 1996.

          (b) The unaudited consolidated balance sheet of the Borrower as at August 31, 1996 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by an Responsible Officer of the Borrower, copies of which have heretofore been furnished to the Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower as at such date, and the results of its operations and its cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). At the date of the most recent balance sheet referred to above, the Borrower had (i) no material Guarantee Obligation, (ii) to its knowledge, no contingent liability, (iii) no liability for taxes, (iv) and no long-term lease, and (v) no unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, in each case which is not reflected in the foregoing statements or in the notes thereto.

          (c) The operating forecast and cash flow projections of the Borrower, copies of which have heretofore been furnished to the Lender, have been prepared in good faith under the direction of a Responsible Officer of the Borrower, and in accordance with GAAP except that such forecast and projections do not include footnotes and other disclosures which may be required pursuant to GAAP. The Borrower has no reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are not a fair and reasonable presentation of the projected financial position, results of operations and changes in cash flows of the Borrower for the periods indicated, based upon the assumptions stated therein, which assumptions the Borrower believes to be reasonable.

          4.2 NO CHANGE. (a) Since May 31, 1996 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) during the period from May 31, 1996 to and including the date hereof no distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Affiliates.

          4.3 EXISTENCE; COMPLIANCE WITH LAW. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith reasonably could not, in the aggregate, be expected to have a Material Adverse Effect.

          4.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which the Borrower is a party other than as listed on Schedule 4.4 hereto. Each Credit Document to which the Borrower is a party has been or will be duly executed and delivered on behalf of the Borrower. Each Credit Document to which the Borrower is a party when executed and delivered will constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          4.5 NO LEGAL BAR. The execution, delivery and performance of the Credit Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Lender).

          4.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower, or against any of its properties or revenues (a) with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          4.7 NO DEFAULT. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8 OWNERSHIP OF PROPERTY; LIENS. The Borrower has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, including, without limitation, its Aircraft, and none of such property is subject to any Lien except as permitted by Section 7.3.

          4.9 INTELLECTUAL PROPERTY. The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.10 NO BURDENSOME RESTRICTIONS. No Requirement of Law or Contractual Obligation of the Borrower has a Material Adverse Effect.

          4.11 TAXES. The Borrower has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, as the case may be); no tax Lien has been filed (other than property tax Liens of record permitted under Section 7.3(a)), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          4.12 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of such Board of Governors. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

          4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any

Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

          4.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

          4.15 SUBSIDIARIES. As of the Closing Date, the Borrower has no Subsidiaries.

          4.16 SECURITY DOCUMENTS. (a) The provisions of each Security Document are effective to create in favor of the Lender a legal, valid and enforceable security interest in all right, title and interest of the Borrower in the "Collateral" described therein.

          (b) (i) When financing statements on forms UCC-1, as indicated on Schedules *[IV, V, and VI] to the Borrower Security Agreement, have been filed or recorded, as applicable, in the offices in the jurisdictions listed in Schedules *[IV, V and VI] to the Borrower Security Agreement, the Borrower Security Agreement shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the Borrower in the "Collateral" described therein, which can be perfected by such filing.

          (ii) When the Aircraft Chattel Mortgages have been filed with the FAA in Oklahoma City, Oklahoma, each Aircraft Chattel Mortgage shall constitute a fully perfected first mortgage lien on, and security interest in, all right, title and interest of the Borrower in the "Mortgaged Property" described therein, which can be perfected by such filing.

          4.17 ACCURACY AND COMPLETENESS OF INFORMATION. (a) All factual information, reports and other papers and data with respect to the Borrower (other than projections) furnished, and all factual statements and representations made, to the Lender by the Borrower, or on behalf of the Borrower, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

          (b) All projections with respect to the Borrower furnished by or on behalf of the Borrower to the Lender were prepared and presented in good faith by or on behalf of the

Borrower. No fact is known to the Borrower which materially and adversely affects or in the future is reasonably likely (so far as the Borrower can reasonably foresee) to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Lender prior to the Closing Date.

          4.18 LABOR RELATIONS. The Borrower is not engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending or, to the best knowledge of the Borrower, threatened against the Borrower before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Borrower, threatened against the Borrower; and (c) no union representation question existing with respect to the employees of the Borrower and no union organizing activities are taking place with respect to any thereof.

          4.19 INSURANCE. The Borrower has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 4.19, which insurance meets the requirements of Section 6.6 hereof and Section 5(o) of the Borrower Security Agreement, in each case as of the Closing Date.

          4.20 Solvency. On the Closing Date, after giving effect to the consummation of the repayment of the Senior Secured Notes and the Subordinated Debenture Conversion, and to the incurrence of all indebtedness and obligations being incurred on or prior to such date in connection herewith and therewith,
(i) the amount of the "present fair saleable value" of the assets of the Borrower will, as of such date, exceed the amount of all "liabilities of the Borrower, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Borrower will, as of such date, be greater than the amount that will be required to pay the liabilities of the Borrower on its debts as such debts become absolute and matured, (iii) the Borrower will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) the Borrower will be able to pay its debts as they mature. For purposes of this Section 4.20, "debt" means "liability on a claim", and "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
         4.21 PURPOSE OF LOANS. The proceeds of the Loans shall be used by the Borrower for repayment of the Senior Secured Notes, for working capital purposes in the ordinary course of business and to pay fees and expenses incurred in connection herewith and therewith.

          4.22 ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 4.22:

          (a) The facilities and properties subject to the Republic Mortgage and each other parcel, if any, owned or operated by the Borrower (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability or result in a payment in excess of the Material Environmental Amount under, any Environmental Law.

          (b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the "Business") which could interfere with the continued operation of the Properties or impair the fair saleable value thereof.

          (c) The Borrower has received no notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability or result in a payment in excess of the Material Environmental Amount under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability or result in a payment in excess of the Material Environmental Amount under any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability or result in a payment in excess of the Material Environmental Amount under Environmental Laws.

          4.23 REGULATION H. No mortgage of any of the Real Estate of the Borrower granted to the Lender, if any, encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          4.24 NOT A CERTIFICATED AIR CARRIER. The Borrower is not on the Closing Date a Certificated Air Carrier.

          4.25 SCHEDULE 1.1 AND SCHEDULE 4.19. Schedule 1.1 contains a true, complete and accurate list and description of all Aircraft, Aircraft Engines and Aircraft Leases and Schedule 4.19 contains a true complete and accurate list and description of all insurance in effect with respect to the properties and business of the Borrower.

          SECTION 5.  CONDITIONS PRECEDENT

          5.1 CONDITIONS TO INITIAL EXTENSIONS OF CREDIT. The agreement of the Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a)  CREDIT DOCUMENTS.  The Lender shall have received:

               (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower,

               (ii) the Borrower Security Agreement, executed and delivered by duly authorized officer of the Borrower,

               (iii) the Republic Intercreditor Agreement, executed by a duly authorized officer of Republic ,

               (iv) an Aircraft Chattel Mortgage in respect of each Aircraft and Aircraft Engine, executed and delivered by a duly authorized officer of the Borrower,

               (v) a Consent and Agreement with respect to the assignment of each Aircraft Lease, if any, other than the Aircraft Lease between the Borrower and *[__________________], and

               (vi) an original of each Aircraft Lease, executed by each of the parties thereto.

          (b) RELATED AGREEMENTS. The Lender shall have received true and correct copies, certified as to authenticity by the Borrower, of the Republic Mortgage, the Senior Note Purchase Agreement, the Subordinated Debenture Purchase Agreement, the FAA Bill of Sale with respect to each Aircraft, the Purchase Agreement with respect to each Aircraft and Aircraft Engine and such other agreements, documents or instruments as may be requested by the Lender, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party (whether before, on, or after the Closing Date) and all other agreements, documents and instruments relating in any way to the Aircraft, the Aircraft Engines, or any Aircraft Leases.

          (c) CONCURRENT TRANSACTIONS. (i) All amounts owing under the Senior Secured Notes shall have been or shall be, concurrently with the making of the initial Loans, repaid in full, and any Liens created pursuant to the Senior Note Purchase Agreements, the Existing Mortgages other than the Republic Mortgage and any and all related financing documents shall have been or shall be, concurrently with the making of the initial Loans, released, and the Senior Note Purchase Agreements, the Existing Mortgages other than the Republic Mortgage and all such related financing documents shall terminate and be of no further force and effect upon such repayment (except for indemnification and similar rights which by their terms continue after the termination of the Senior Note Purchase Agreements), in each case pursuant to such payout letters, Lien releases, termination statements, mortgage satisfactions, back-up letter of credit arrangements, lock-box agreements and assignments and other documents as the Lender may require, each of which shall be in form and substance satisfactory to the Lender.

          (ii) The Subordinated Debentures shall be subordinate in all respects to the Loans and the Lien of this Agreement and the Security Documents.

          (d) BORROWING CERTIFICATE. The Lender shall have received, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Lender, executed by a Responsible Officer or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (e) BORROWING BASE CERTIFICATE. The Lender shall have received a Borrowing Base Certificate showing the Revolver Borrowing Base and the Term Loan Borrowing Base, in each case as of the Business Day immediately preceding the Closing Date, with appropriate insertions and dated the Closing Date, satisfactory in form and substance to the Lender, executed by a Responsible Officer or any Vice President of the Borrower.

          (f) PROCEEDINGS OF THE BORROWER. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, (ii) the borrowings contemplated hereunder and
     (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (g) BORROWER INCUMBENCY CERTIFICATE. The Lender shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the authorized signatories of the Borrower executing any Credit Document satisfactory in form and substance to the Lender, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (h) GOVERNING DOCUMENTS. The Lender shall have received true and complete copies of the Governing Documents of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

          (i) GOOD STANDING CERTIFICATES. The Lender shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not have a Material Adverse Effect.

          (j) CONSENTS, LICENSES AND APPROVALS. The Lender shall have received a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in Section 4.4, and
     (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Lender.

          (k) FEES. The Lender shall have received the fees to be received on the Closing Date referred to in Section 3.9.

          (l) LEGAL OPINIONS. The Lender shall have received the executed legal opinion of King & Spalding, special counsel to the Borrower, substantially in the form of Exhibit D-1, and of *[____________], special FAA counsel to the Borrower, in the form of Exhibit D-2. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

          (m) ACTIONS TO PERFECT LIENS. The Lender shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed Aircraft Chattel Mortgages with the FAA and financing statements on forms UCC-1, necessary or, in the opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed.

          (n) COPIES OF DOCUMENTS. The Lender shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 5.1(q) and a copy, certified by such parties as the Lender may deem appropriate, of all other documents affecting the property covered by each Mortgage.

          (o) LANDLORD'S WAIVER. The Lender shall have received, with respect to each parcel of real property in which the Borrower holds a leasehold interest and which are used as the locations of warehouses *[other facilities], if any, a landlord's waiver and consent, substantially in the form of Exhibit H, duly executed by the landlord with respect to such property.

          (p) LIEN SEARCHES. The Lender shall have received the results of a recent search by a Person satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and the results of such search shall be satisfactory to the Lender.

          (q) FIELD EXAMINATION. The Lender shall have received copies of a field examination, in form and substance satisfactory to the Lender, of the accounts receivable and inventory of the Borrower prepared by representatives of the Lender.

          (r) INSURANCE. The Lender shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.6 hereof and Section 5(o) of the Borrower Security Agreement shall have been satisfied.

          5.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of the Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          (c) BORROWING BASE. In the case of any Loans requested to be made, the Lender shall have timely received a Borrowing Base Certificate for the most recent day for which such Borrowing Base Certificate is required to be delivered, in accordance with Section 6.2(c).

          (d) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.2 have been satisfied.

          SECTION 6.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as any of the Facilities remain in effect or any amount is owing to the Lender hereunder or under any other Credit Document, the Borrower shall:

          6.1  FINANCIAL STATEMENTS.  Furnish to the Lender:

          (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the balance sheet of the Borrower as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, certified by the Chief Financial Officer of the Borrower and *[Grant Thornton] or such other independent certified public accountants of nationally recognized standing acceptable to the Lender;

          (b) as soon as available, but in any event not later than 60 days after the end of each of the quarterly periods of each fiscal year (including the fourth quarter) of the Borrower, the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and retained earnings and of cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) as soon as available, but in any event not later than 30 days after the end of each calendar month other than the last calendar month of the Borrower's fiscal year and not later than 60 days after such last month, the unaudited balance sheet of Borrower as at the end of such month and the related unaudited statements of income and retained earnings and of cash flows of the Borrowers for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          6.2  CERTIFICATES; OTHER INFORMATION.  Furnish to the Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a) and (c), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of each of the financial statements referred to in Section 6.1, a certificate of a Responsible Officer on behalf of the Borrower (i) stating that, to the best of such Responsible Officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail the calculations supporting such Responsible Officer's certification of the Borrower's compliance with the requirements of Section 7.1(a) through 7.1(c);

          (c) prior to 2:00 p.m., New York City time on each Business Day, a Borrowing Base Certificate showing the Revolver Borrowing Base and the Term Loan Borrowing Base (but only, in the case of the Term Loan Borrowing Base, in connection with the delivery of the first such certificate hereunder and in each case that the Term Loan Borrowing Base changes from the amount thereof most recently reported), in each case as of the immediately preceding Business Day, certified as complete and correct by a Responsible Officer or any vice president on behalf of the Borrower, which Borrowing Base

     Certificate shall disclose daily updates of the amount of Eligible Accounts and Eligible Lease Payment Receivables, weekly updates of the amount of Eligible Inventory; and the Forced Liquidation Value of Approved Aircraft when required;

          (d) not later than thirty days prior to the end of each fiscal year of the Borrower or such other period requested by the Lender, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer on behalf of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

          (e) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its shareholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (f) within 20 days following the end of each calendar month, (i) a detailed trial balance of all Accounts and Lease Payment Receivables of the Borrower as of the end of such calendar month, and (ii) a detailed invoice listing of all accounts payable of the Borrower (such accounts payable to include any book overdrafts or held checks);

          (g) during the month of *[___] in each calendar year, a report of a reputable insurance broker with respect to the insurance maintained by the Borrower in accordance with Section 6.6 of this Agreement and Section 5(o) of the Borrower Security Agreement and such supplemental reports as the Lender may from time to time request; and

          (h) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

In preparing the Borrowing Base Certificate to be delivered pursuant to paragraph (c) of this Section 6.2 on each Business Day, the Borrower may treat any Account then owned by the Borrower on such Business Day as an Eligible Account if on the first Business Day of the month it satisfied the eligibility criteria of clauses (b), (c), (f), (g), (j) and (m) and, unless otherwise notified by the Lender, clauses (e), (k) and (l) of the definition of Eligible Account.

          6.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower, as the case may be, except for such obligations as to which the failure to so pay, discharge or otherwise satisfy would not, in the aggregate, have a Material Adverse Effect on the Borrower.

          6.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to
Section 7.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

          6.5  MAINTENANCE OF PROPERTY.

          (a) Keep all property useful and necessary in its business in good working order and condition. Without in any way limiting the generality of the foregoing, the Borrower agrees to keep and maintain, or cause to be kept and maintained, the Aircraft, the Airframes, the Aircraft Engines and the Aircraft Parts in good operating condition, except for ordinary wear and tear, and to make or cause to be made all necessary repairs and replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved in accordance with industry standard and any and all applicable Requirements of Law (including without limitation, in the case of all Aircraft, so as to maintain such Aircraft certified as airworthy and, in the case of each Approved Aircraft, so as to maintain such Approved Aircraft as readily certifiable as airworthy under Part 121 of the U.S. Federal Aviation Regulations regardless of the jurisdiction of its registration), and any applicable provisions of Aircraft Leases. Without in any way limiting the foregoing, all Aircraft held by the Borrower for lease or sale and all Approved Aircraft shall, while not in passenger or cargo operation, be stored and maintained in accordance with all manufacturers approved storage procedures for long-term or short-term storage, as the case may be, and no Airframe, Aircraft Part or Aircraft Engine of an Approved Aircraft may be removed for use as part of or to support any other Aircraft or the other operations of the Borrower. Notwithstanding the foregoing, nothing in this clause (a) shall prohibit the Borrower from "parting-out" or removing Aircraft Engines or Aircraft Parts from any Aircraft other than an Approved Aircraft while such Aircraft is on the ground and not in passenger or cargo service.

          (b) Maintain or cause to be maintained in the English language, or provide or cause to be provided promptly upon the request of the Lender English translations of, all records, logs and other materials required to be maintained in respect of the Aircraft under each applicable Requirement of Law.

          (c) Maintain a lawful certificate of registration for each of the Approved Aircraft.

          6.6  INSURANCE

          (a) PUBLIC LIABILITY AND PROPERTY DAMAGE INSURANCE. Carry or cause to be carried with insurers of recognized responsibility acceptable to the Lender (i) with respect to each Aircraft, aircraft public liability (including, without limitation, passenger legal liability, contractual liability and, to the extent war risk insurance is required by Section 6.6(b) hereof, war risk liability) insurance and property damage insurance (exclusive of manufacturer's product liability insurance) and (ii) cargo liability insurance, in each such case of a type, covering the risks and in scope and amount consistent from time to time with prudent industry custom and practice. All policies of insurance carried in accordance with this Section 6.6(a) and any policies taken out in substitution or replacement for such policies (A) shall be amended to name the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) as additional insureds as their respective interests may appear (but without imposing on the Lender liability to pay the premiums for such insurance), (B) shall provide that in respect of the interests of the Lender in such policies, the insurance shall not be invalidated by any action or inaction of the Borrower (or, if any Aircraft Lease is then in effect, any lessee or sublessee) and shall insure the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Borrower (or, if any Aircraft Lease is then in effect, any lessee or sublessee), and (C) shall provide that if the insurers cancel such insurance for any reason whatever or if any material change is made in such insurance that adversely affects the interest of the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), or such insurance shall lapse for non-payment of premium, such cancellation, lapse or change shall not be effective as to the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) for thirty days (seven days in the case of war risk and allied perils coverage) after receipt by the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), respectively, of written notice by such insurers of such cancellation, lapse or change; provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable. Each liability policy (1) shall be primary without right of contribution from any other insurance that is carried by the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), (2) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and (3) shall waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of (and shall waive any right of subrogation against) the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) to the extent of any moneys due to the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease).

          (b) INSURANCE AGAINST LOSS OR DAMAGE TO THE AIRCRAFT. Maintain or cause to be maintained in effect with insurers of recognized responsibility acceptable to the Lender, all risk aircraft hull insurance covering the Aircraft and all risk coverage of the related Aircraft Engines (including, without limitation, war risk and governmental confiscation and expropriation (other than by the government of registry of the Aircraft) and hijacking insurance, in respect of all Aircraft flown outside of the United States and Canada), which is of a type as from time to time is in accordance with prudent industry custom and practice for an amount and in no event less than the fair market value thereof. Any policies of insurance carried in accordance with this paragraph (b) covering the Aircraft and any policies taken out in substitution or replacement for any such policies (i) shall name the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) as additional insureds, as their respective interests may appear (but without imposing on any such party liability to pay premiums with respect to such insurance), (ii) shall provide that all proceeds shall be payable to the Lender (for application pursuant to paragraph (d) of this Section 6.6, (iv) shall provide that if the insurers cancel such insurance for any reason whatever, or if any material change is made in the insurance that adversely affects the interest of the Lender (or if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), such cancellation or change shall not be effective as to the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) for thirty (30) days (seven days in the case of hull war risk and allied perils coverage) after receipt by the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), respectively, of written notice by such insurers of such cancellation or change, provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable, (v) shall provide that in respect of the respective interests of the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease) in such policies the insurance shall not be invalidated by any action or inaction of the Borrower (or, if a Aircraft Lease is then in effect, any lessee or the Borrower) and shall insure the respective interests of the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Borrower (or, if a Aircraft Lease is then in effect, any lessee), (vi) shall be primary without any right of contribution from any other insurance that is carried by the Lender (or, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), (vii) shall waive any right of subrogation of the insurers against the Lender (and, if any Aircraft Lease shall be in effect, the Borrower in its capacity as lessor under the Aircraft Lease), and (viii) the Borrower shall waive any right of the insurers to set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Borrower (or any lessee) to the extent of any moneys due to the Lender. In the case of a loss with respect to an engine (other than an Aircraft Engine) installed on the Airframe, the Borrower shall hold any payment to it of any insurance proceeds in respect of such loss for the account of the Borrower or any other third party that is entitled to receive such proceeds. In the case of any policy that contains an exclusion for war or allied perils risks, the Borrower will cause such policy, as well as each policy covering war or allied perils risks to have a "50-50" provisional settlement clause applicable to such policy, if commercially available.

          (c) GROUNDED AIRCRAFT AND AIRCRAFT INVENTORY. With respect to all Aircraft (including Approved Aircraft) during any period that such Aircraft is on the ground and not in normal passenger or cargo service operation, in lieu of the insurance required by clauses (a) and (b) of this Section 6.6, the Borrower may, and with respect to all Aircraft Inventory the Borrower shall, carry or cause to be carried, insurance otherwise conforming with the provisions of said clauses (a) and (b) except that the amounts of the coverage, the scope of the risks and the type of insurance shall be the same as from time to time is in accordance with prudent industry custom and practice and in an amount at least equal to the fair market value thereof.

          (d) Application of Insurance Proceeds. Proceeds of insurance policies hereby required to be in effect shall be applied by the Lender as follows:
               (i) If payable as the result of an Event of Loss with respect to any of the Aircraft, Airframes, Aircraft Engines or Aircraft Parts, and if the Borrower is obligated to make payment pursuant to Section 3.3, such proceeds shall be paid to the Lender and applied toward such obligation;

               (ii) If payable as the result of any damage or loss not constituting an Event of Loss with respect to any Airframe, Aircraft Engine or Aircraft Part, but as to which the Borrower is obligated (because of the diminution in Forced Liquidation Value thereof) to make payment under
     Section 3.3, such proceeds shall be paid to the Lender and applied toward such obligation;

               (iii) If payable as the result of any damage or loss not constituting an Event of Loss with respect to any Airframe, the Aircraft Engine or Aircraft Part, but as to which the Borrower is obligated to repair or replace such Airframe or Aircraft Engine pursuant to Section 6.13, such proceeds shall be applied to the reimbursement of the Borrower for such repair or replacement; and

               (iv) In all other cases, such proceeds shall be applied to the repayment of the outstanding Revolver Advances, without reduction of the Revolver Facility, and if no such advances shall be outstanding, paid to the Borrower;

provided, however, that any amounts payable under subclause (iii) or (iv) hereof shall not be paid to the Borrower if at the time of such payment a Default or an Event of Default shall have occurred and be continuing but shall be either held by the Lender (in an interest-bearing account) (x) in the case of subclause
(iii), as security to ensure that the appropriate repairs are made or maintenance undertaken, or applied to repair the damage or undertake the maintenance, and (y) in the case of subclause (iv), to ensure satisfaction of the Obligations. At such time as there shall not be continuing any such Default or Event of Default, such amount shall be paid to the Borrower to the extent not previously applied in accordance with the preceding sentence or otherwise under the Credit Documents.

          (e) PAYMENTS FROM GOVERNMENTAL AUTHORITIES. Any payment, received at any time by the Lender or the Borrower from any Governmental Authority or other Person with respect to an Event of Loss shall be applied in the same manner as insurance proceeds are applied pursuant to Section 6.6(d) above.

          (f) PERIODIC REPORTS. On or prior to the date hereof and at least annually, prior to each anniversary of the Closing Date, the Borrower shall furnish to the Lender a report and/or certificate signed by a firm of independent aircraft insurance brokers, appointed by the Borrower and reasonably acceptable to the Lender, describing in reasonable detail the insurance then carried and maintained on or with respect to the Aircraft and stating that in the opinion of such firm such insurance complies with the terms of this Section
6.6. The Borrower shall cause such firm to advise the Lender in writing (i) promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower of which such firm has knowledge and that might invalidate or render unenforceable in whole or in part, any insurance on the Aircraft, Airframes, Aircraft Engines and Aircraft Parts, and (ii) at least 10 days prior to the expiration or termination date of any insurance maintained with respect thereto if such insurance has not been renewed by such date in accordance with the terms hereof.

          6.7  INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS.

          (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants.

          (b) Lender shall cause, at the Borrower's sole cost and expense, physical Appraisals of all Aircraft to be conducted annually; provided, however, that upon the occurrence of an Event of Loss with respect to any Aircraft or at any other time Lender shall deem itself insecure or unsafe or shall fear diminution in value of the Aircraft, Lender may cause, at the Borrower's sole cost and expense, additional Appraisals and inspections to be conducted with respect to the Approved Aircraft and Borrower shall use its best efforts to facilitate such Appraisals or inspections whether under an Aircraft Lease or otherwise. In addition, Borrower shall provide, at its sole cost and expense, "desk top" Appraisals to the Lender semi-annually.

          6.8  NOTICES.  Promptly give notice to the Lender of:

          (a) the occurrence of any Default or Event of Default and of any event that constitutes, or with the passage of time would constitute, an Event of Loss with respect to any Aircraft or Aircraft Engine;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower in which the amount involved is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the acquisition by the Borrower of any property or interest in property (including, without limitation, Aircraft or Aircraft Parts), that is not subject to a perfected Lien in favor of the Lender pursuant to the Security Documents;

          (e)  the occurrence of any transaction or occurrence referred to in
     Section 3.3(d) or Section 3.3(e), and the receipt of any Net Proceeds or any insurance proceeds as a result thereof (whether or not such Net Proceeds or proceeds are then required to be applied to the repayment of Loans and reduction of Facilities as specified in Section 3.3(d) or Section 3.3(e));

          (f) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

          (g) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

          6.9 ENVIRONMENTAL LAWS. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          6.10 PERIODIC AUDIT OF COLLATERAL. The Lender shall be entitled to perform due diligence inspections, tests and reviews of the Collateral of the Borrower on any Business Day at any time and from time to time as often as the Lender shall determine to be necessary or desirable and shall in each case be satisfied in all material respects with the results thereof and the Borrower shall bear the reasonable expenses of the Lender in connection with each such inspection, test and review.

          6.11 PROTECTION OF COLLATERAL. The Borrower shall defend and protect its title to, its possession of and the Lender's Lien in the Collateral against all claims, Liens, demands, penalties and rights asserted by any Person or Persons. Without derogating the obligation of the Borrower under Section 7.20, in the event that the Borrower enters into any Aircraft Lease or acquires any interest in any property that is not subject to a perfected Lien in favor of the Lender pursuant to the Security Documents, the Borrower shall take such action (including, without limitation, the preparation and filing of financing statements and aircraft chattel mortgage in form and substance satisfactory to the Lender) as the Lender shall request in order to create and/or perfect a first priority Lien in favor of the Lender on such property.

          6.12 COMPLIANCE WITH AIRWORTHINESS DIRECTIVES.   Each Aircraft shall
at all times during which it is registered with any Governmental Authority under any Requirement of Law, including without limitation registration with the FAA under the Federal Aviation Act, and in passenger or cargo service operation have an appropriate, currently effective airworthiness certificate issued by the Governmental Authority of the jurisdiction of its registration and shall be in compliance with all Airworthiness Directives applicable to the Aircraft. All Airworthiness Directives shall be accomplished in accordance with all applicable bulletins and manuals published by the manufacturer of the Airframe or Aircraft Engines or Aircraft Parts or FAA-approved or other applicable Governmental Authority-approved data. The Borrower may determine not to have or maintain any airworthiness certificate or comply with any such Airworthiness Directive in respect of or applicable to any Aircraft that is not in passenger or cargo operation, if the Borrower gives to the Lender notice of such determination no less than twenty (20) Business Days prior to the termination or expiration of any airworthiness certificate in effect with respect to such Aircraft or such non-compliance, as the case may be, and, further, if the effect thereof is to materially decrease the fair market value or Forced Liquidation Value of such Aircraft, the Borrower provides at the expense of the Borrower to the Lender in advance an Appraisal of such Aircraft which gives effect to such termination, expiration or non-compliance.

          6.13 REPLACEMENT OF AIRCRAFT PARTS. The Borrower shall promptly replace or cause to be replaced all Aircraft Parts that may from time to time be incorporated or installed in or attached to any Airframe or any Aircraft Engine comprising part of an Approved Aircraft that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except as otherwise provided in Section 6.14. In addition, the Borrower (or any lessee) may remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Aircraft Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Borrower (or any lessee), except as otherwise provided in
Section 6.14, shall replace such Aircraft Parts as promptly as practicable. Replacement Aircraft Parts shall be owned by the Borrower free and clear of all Liens (except for Liens permitted under paragraphs (a), (b) and (i) of Section
7.3 and except for replacement property temporarily installed on an emergency basis) and shall be in as good operating condition as, and shall have a value and utility at least equal to, the Aircraft Parts replaced, assuming such replaced Aircraft Parts were in the condition and repair required to be maintained by the terms hereof. Aircraft Parts at any time removed from the Airframe or any Aircraft Engine comprising an Approved Aircraft that must be replaced as provided in this Section shall remain subject to the Lien of the Lender, no matter where located, until such time as such Aircraft Parts shall be replaced by Aircraft Parts that have been incorporated or installed in or attached to such Airframe or such Aircraft Engine and that meet the requirements for replacement parts specified above. Immediately upon any replacement part becoming incorporated or installed in or attached to any such Airframe or any such Aircraft Engine as above provided, without further act (subject only to Permitted Liens and except for replacement property temporarily installed on an emergency basis), (i) such replacement Aircraft Part shall become subject to this Agreement and be deemed part of such Airframe or such Aircraft Engine for all purposes hereof to the same extent as the Aircraft Parts originally incorporated or installed in or attached to such Airframe or such Aircraft Engine, and (ii) the replaced Aircraft Part shall be free and clear of the Lien of the Lender, and shall no longer be deemed an Aircraft Part hereunder.

          6.14  ALTERATIONS, MODIFICATIONS AND ADDITIONS.   Subject to Section
6.13, the Borrower, at its own expense, shall make (or cause to be made) such alterations and modifications in and additions to the Approved Aircraft as may be required from time to time to meet the applicable standards of the FAA or any other Governmental Authority in which such Aircraft may then be registered; provided, however, that the Borrower (or, if a Lease is then in effect, any lessee) may in good faith contest the validity or application of any Requirement of Law in any reasonable manner that does not materially adversely affect the Lender or materially adversely affect the use or diminish the value of the Approved Aircraft; provided, further, that the Borrower's failure to make (or cause to be made) any such alterations or modifications shall not constitute noncompliance with the requirements of this Section 6.14 or a breach of the Borrower's undertaking hereunder for so long a period as may be necessary to remedy such failure, if such failure was not caused by the negligence or willful misconduct of the Borrower and can be remedied, so long as during such period the Borrower (or any lessee) is using due diligence and best efforts to remedy such failure. In addition, the Borrower (or any lessee), may from time to time add further parts or accessories and make such alterations and modifications in and additions to the Approved Aircraft as the Borrower (or any lessee) may deem desirable in the proper conduct of its business, including, without limitation, removal of Aircraft Parts that the Borrower (or any lessee) deems obsolete or no longer suitable or appropriate for use on the Approved Aircraft; provided that no such alteration, modification, removal or addition shall diminish the value or utility of the Approved Aircraft or materially impair the condition or impair the airworthiness thereof, below the value, utility, condition or airworthiness thereof immediately prior to such alteration, modification, removal or addition assuming the Approved Aircraft was then of the value and utility and in the condition and airworthiness required to be maintained by the terms of this Agreement. The Borrower (or any lessee) may, at any time, so long as no Event of Default shall have occurred and be continuing, remove or suffer to be removed any Aircraft Part, provided that such Aircraft Part (i) is in addition to, and not in replacement of or substitution for, any Aircraft Part originally incorporated or installed in or attached to the Approved Aircraft on the Closing Date or any Aircraft Part in replacement of or substitution for any such Aircraft Part, (ii) is not required to be incorporated or installed in or attached or added to the Approved Aircraft pursuant to the terms of clause (a) of Section 6.5 or the first sentence of this Section 6.14, and (iii) can be removed from the Approved Aircraft without diminishing or impairing the value, utility, condition or airworthiness that the Approved Aircraft would have had at such time had such alteration, modification or addition not occurred. Upon the removal by the Borrower (or lessee) of any Aircraft Part as provided above, such Aircraft Part shall no longer be deemed part of the Approved Aircraft from which it was removed. In addition, the Borrower may at any time remove equipment, appliances and appurtenances (such as a video system) owned by a third party that is in addition to Aircraft Parts so long as such item is not required to be incorporated or installed in or added to the Approved Aircraft pursuant to the terms of clause (a) of Section 6.5 or the first sentence of this Section 6.14, provided that such removal will not diminish the value (determined as if such property had never been incorporated or installed in or added to the Approved Aircraft) or utility of the Approved Aircraft or materially impair the condition of the Approved Aircraft.

          6.15  EVENTS OF LOSS.

          (a) Upon the occurrence of an Event of Loss with respect to an Aircraft, or the Airframe and the Aircraft Engines then installed thereon, the Borrower shall promptly give the Lender written notice of such Event of Loss and either prepay the Loans pursuant to and as required by Section 3.3 hereof or, if such Aircraft is an Approved Aircraft, with the consent of the Lender in its sole discretion, substitute an Aircraft for such Approved Aircraft.

          (b) Upon the occurrence of an Event of Loss with respect to an Aircraft Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe on which it is installed, the Borrower shall forthwith (and in any event, within thirty (30) days after such occurrence) give the Lender written notice thereof and shall promptly replace the Aircraft Engine with another engine of the same make, manufacturer and model as the Aircraft Engine (or replace any Aircraft Engines on the related Aircraft so that all such Aircraft Engines are of the same manufacturer, make and model and are equivalent to or an improved model of the Aircraft Engine being replaced and otherwise suitable for installation and use on the Airframe) free and clear of all Liens (other than Liens permitted pursuant to paragraphs (a), (b) and (i) of Section 7.3) and having a value and utility equal to or greater than, and being in as good operating condition as, the Aircraft Engine with respect to which such Event of Loss occurred (assuming that such Aircraft Engine had been maintained in accordance with this Agreement). Prior to or at the time of any such conveyance, the Borrower, at its own expense, will (a) cause amendments to
Schedule 1.1 hereof and to the related Aircraft Chattel Mortgage to be duly executed by the Borrower and, in the case of such Aircraft Chattel Mortgage, to be filed for recording pursuant to the Federal Aviation Act, or the applicable laws, rules and regulations or any other jurisdiction in which the Airframe may then be registered, (b) furnish the Lender with such evidence of compliance with the insurance provisions of Section 6.6 hereof with respect to such replacement aircraft engine as the Lender may reasonably request, and (c) provide the Lender an opinion of counsel reasonably satisfactory to the Lender concerning the absence of Liens (other than Liens permitted pursuant to paragraphs (a), (b) and (i) of Section 7.3) with respect to such replacement engine. For all purposes hereof, each such replacement engine shall, after such conveyance, be deemed part of the property leased hereunder, and shall be deemed an Aircraft Engine.

          6.16  OPERATION.   Maintain, use, service, repair, overhaul and
operate the Aircraft, and cause all lessees to maintain, use, service, repair, overhaul and operate the Aircraft, in accordance with all applicable Requirements of Laws, and in accordance with all airworthiness certificates, licenses and registrations relating to the Aircraft issued by a Governmental Authority, except to the extent the Borrower (or, if a Lease is then in effect, any lessee) is contesting in good faith the validity or application of any such Requirement of Law in any reasonable manner which does not materially adversely affect the Lender (including, without limitation, risk subjecting the Lender to any criminal liability) or materially adversely affect the use or diminish the value of the Aircraft.

          6.17  REQUISITION FOR USE OF THE AIRCRAFT BY THE UNITED STATES
GOVERNMENT OR THE GOVERNMENT OF REGISTRY OF THE AIRCRAFT.   In the event of the
requisition for use of any Aircraft or Airframe by the United States Government or any other Governmental Authority in the jurisdiction of registration thereof not constituting an Event of Loss, the Borrower shall notify the Lender of such requisition and shall assign all rights to receive payments for such requisition (including without limitation insurance, indemnity or reimbursement rights to the extent provided by the United States Government or such other Governmental Authority) to the Lender and all of the Borrower's obligations under this Agreement with respect to the Aircraft (including insurance obligations) shall continue to the same extent as if such requisition had not occurred.

          6.18  REQUISITION FOR USE OF AN AIRCRAFT ENGINE BY THE UNITED STATES
GOVERNMENT OR THE GOVERNMENT OF REGISTRY OF THE AIRCRAFT.   In the event of the
requisition for use of an Aircraft Engine (but not the Airframe to which it is affixed or relates) by the United States Government or any other government of registry of the Aircraft or any agency or instrumentality of any thereof (other than in the circumstances contemplated by Section 6.16) the Borrower shall replace such Aircraft Engine hereunder by complying (or causing any lessee to comply) with the terms of Section 6.14 to the same extent as if an Event of Loss had occurred with respect thereto, and, upon compliance with Section 6.14 hereof, any payments received by the Lender or the Borrower from such government entity with respect to such requisition shall be paid over to, or retained by, the Borrower.

          SECTION 7.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as any of the Facilities remain in effect or any amount is owing to the Lender hereunder or under any other Credit Document, the Borrower shall not, directly or indirectly:

          7.1  FINANCIAL CONDITION COVENANTS.

          (a) MAINTENANCE OF TANGIBLE NET WORTH. Permit Consolidated Tangible Net Worth of the Borrower at the end of each fiscal quarter set forth below to be less than the amount set forth opposite such fiscal quarter:

                          PERIOD                     Amount
                          ------                     ------
            Fiscal quarter ending November 1996          $0.00

            Fiscal quarter ending February 1997    $ 65,000.00

            Fiscal quarter ending May 1997         $130,000.00

            Fiscal quarter ending August 1997      $200,000.00

            Fiscal quarter ending November 1997    $285,000.00

            Fiscal quarter ending February 1998    $360,000.00

            Fiscal quarter ending May 1998         $440,000.00

            Fiscal quarter ending August 1998      $530,000.00

            Fiscal quarter ending November 1998    $625,000.00

            Fiscal quarter ending February 1999    $720,000.00

            Fiscal quarter ending May 1999         $800,000.00

            Each fiscal quarter ending after       The amount required
             May 1999                              by this covenant for
                                                   the immediately
                                                   preceding fiscal
                                                   quarter plus
                                                   $80,000.00


          (b) FIXED CHARGE COVERAGE. Permit the Fixed Charge Coverage Ratio for any period set forth below to fall below the ratio set forth opposite such period.

                          PERIOD                      Ratio
                          ------                      -----
            Closing Date through end of first


                                     -42-


            fiscal quarter after the Closing Date   1.00 to 1

            Closing Date through end of second
            fiscal quarter after the Closing Date   1.10 to 1

            Closing Date through end of third
            fiscal quarter after the Closing Date   1.10 to 1

            Closing Date through end of fourth
            fiscal quarter thereafter (if less
            than a full fiscal year)                1.10 to 1

            Each period of four consecutive
            fiscal quarters commencing on or
            after the Closing Date                  1.10 to 1

          (c) CURRENT RATIO. Permit the ratio of (i) Consolidated Current Assets of the Borrower to (ii) the Consolidated Current Liabilities of the Borrower minus the amount of any payments of principal of or interest on the Term Loans included within such Consolidated Current Liabilities plus, without duplication, the aggregate amount of outstanding Revolver Advances at any time to be less than 1.0 to 1.0.

          (d) NET LOSSES. Permit Consolidated Net Income of the Borrower to be less than zero for more than two consecutive individual fiscal quarters.

          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness of the Borrower under this Agreement;

          (b) Indebtedness of the Borrower incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding $100,000.00 at any time outstanding;

          (c)  Indebtedness outstanding on the date hereof and listed on
     Schedule 7.2;

          (d) additional Indebtedness not exceeding $50,000.00 in aggregate principal amount at any one time outstanding;

          (e) Indebtedness of the Borrower which is subordinate in all respects to the Obligations on terms and conditions satisfactory to the Lender and has a maturity in excess of one-year later than the maturity of the Obligations; and

          (f) Indebtedness of a wholly-owned subsidiary of the Borrower, formed in accordance with Section 7.17 hereof.

          7.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;
          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

          (f) Liens in existence on the date hereof listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(c), PROVIDED that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower permitted by Section 7.2(b) and 7.2(f) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property of such property at the time it was acquired;

          (h) Liens (not otherwise permitted hereunder), which secure obligations not exceeding $50,000 in aggregate amount at any time outstanding; and

          (i)  Liens created pursuant to the Security Documents.

          7.4 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 7.4; and

          (b) Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $50,000 at any one time outstanding.

          7.5 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business.

          7.6 LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

          (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale or lease of Inventory in the ordinary course of business; and

          (c) the conveyance, sale, lease, assignment, transfer or other disposition of any asset provided that the Borrower complies with the provisions of Section 3.3 with respect thereto.

          7.7 LIMITATION ON DIVIDENDS. Declare or pay any dividend or distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

          7.8 LIMITATION ON CAPITAL EXPENDITURES. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and any Aircraft acquired in the ordinary course of business) except for expenditures in the ordinary course of business not exceeding, in the aggregate during any fiscal year of the Borrower, the sum of (i) the amount of depreciation expense of the Borrower during the immediately preceding fiscal year, determined in accordance with GAAP, (ii) $100,000.00 and (iii) the excess if any over $100,000.00 and the amount of such expenditures made in the immediately preceding fiscal year pursuant to clause (ii) of this Section 7.8.

          7.9 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except :

          (a)  extensions of trade credit in the ordinary course of business;

          (b)  investments in Cash Equivalents; and

          (c) investments consisting of notes received by the Borrower in connection with the sale of any Aircraft.

          7.10 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT INSTRUMENTS. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loans), or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), provided, however, that the Borrower may make any such payment, prepayment, redemption or purchase of (x) Subordinated Debentures in an amount not to exceed in the aggregate $500,000.00, if at the time of making any such payment, prepayment, redemption or purchase no Default or Event of Default shall exist and be continuing and if after giving effect thereto the Available Revolver Facility exceeds $2,000,000.00 and (y) any other Indebtedness not subordinated to the Obligations, in each and every such case if at the time of making any such payment, prepayment, redemption or purchase no Default or Event of Default shall exist and be continuing and if after giving effect thereto the Available Revolver Facility exceeds $1,500,000.00.

          7.11 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

          7.12 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

          7.13 LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than May 31, without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

          7.14 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into with any Person any agreement, other than (a) this Agreement; and (b) any purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

          7.15 LIMITATION ON LINES OF BUSINESS. Enter into any business, either directly or indirectly, except for those businesses in which the Borrower is engaged on the date of this Agreement or which are directly related thereto.

          7.16 GOVERNING DOCUMENTS. Amend its certificate of incorporation or other Governing Documents, if the same would adversely affect any interest of the Lender hereunder or under any other Credit Document, without the prior written consent of the Lender.

          7.17 LIMITATION ON SUBSIDIARY FORMATION. Form or acquire any Subsidiary, unless (i) such Subsidiary shall have been formed for the purpose of acquiring aircraft or any other special purpose acceptable to the Lender, (ii) all of the Capital Stock of such Subsidiary shall have pledged to the Lender to secure the Obligations, (iii) the formation and corporate and capital structure, and all documentation relating to any of the foregoing, including without limitation the Credit Documents (and any amendments to the Credit Documents), shall be in form and substance satisfactory to the Lender, (iv) at the time of such formation no Default or Event of Default shall have occurred and be continuing, and (v) the Lender shall have received such opinions of counsel, financial statements, appraisals and other documents and instruments as it may require in form and substance satisfactory to it.

          7.18 LIMITATION ON AIRCRAFT LEASES, REGISTRATION AND OPERATION. Enter into any Aircraft Lease and shall not register or permit the registration of any Aircraft under the laws of any country other than the United States, in each such case without at least twenty (20) Business Days prior written notice to the Lender. The Borrower shall not operate the Aircraft, or permit any lessee to operate the Aircraft, in any area excluded from coverage by any insurance required by the terms of this Agreement or in any area of hostilities unless the Aircraft is covered by "war risk" insurance.

          7.19 CERTIFICATED AIR CARRIER Become a Certificated Air Carrier without notifying the Lender at least sixty (60) days prior thereto and without taking all steps necessary to continue and to maintain at all times the perfected first priority Lien of the Lender in all of the Collateral.

          7.20 ADDITIONAL COLLATERAL   Borrower shall not enter into any
Aircraft Lease or acquire any property or interest in property (including, without limitation, Aircraft and Aircraft Parts) other than property made subject to a Lien permitted under Section 7.3(g), without (i) taking on or before the acquisition thereof all steps necessary to create a perfected first priority Lien in favor of the Lender therein, and (ii) preparing and delivering to the Lender any and all appropriate amendments to the Schedules to this Agreement (other than Schedule I which may not be amended unilaterally), including without limitation, in the case of Aircraft, Aircraft Engines and Aircraft Leases, adding the same to Schedule 1.1.

          SECTION 8.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:
          (a) The Borrower shall fail to pay any principal of or interest on any Loan or any other amount payable hereunder or under the other Credit Documents when due in accordance with the terms thereof or hereof (including any mandatory prepayment required pursuant to Section 3.5) and, in the case of interest or other amount (other than principal of any Loan), such failure shall continue for a period of three (3) days; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Credit Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower shall default in the observance or performance of any agreement contained in Section 7 of this Agreement, Section 5(a), (b),
     (i) and (j) of the Borrower Security Agreement and Sections 3.1 and 3.5 of each Aircraft Chattel Mortgage; or

          (d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) The Borrower shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $250,000.00; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or
     (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, involve an aggregate amount in excess of $500,000.00; or

          (h) One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (to the extent not paid or covered by insurance) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Facilities shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may, by notice to the Borrower, declare the Facilities to be terminated forthwith, whereupon the Facilities shall immediately terminate; and (ii) the Lender may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other it Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

          Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          SECTION 9.  MISCELLANEOUS

          9.1 AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Lender may from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Lender and all future holders of the Loans. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights hereunder and under the other Credit

Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding the foregoing, the Borrower may, and shall be under a continuing obligation to, unilaterally amend each Schedule 1.1 and Schedule 4.19 so that each will at all times be true, complete and correct. Such amendment shall be effected by delivery of such schedule as amended to the Lender in the manner provided in Section 9.2 and such schedule shall be deemed to be amended upon receipt thereof by the Lender.

          9.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

          The Borrower:       International Airline Support Group, Inc.
                              8095 N.W. 64th Street
                              Miami, Florida 33166
                              Attention:
                              Fax:

          The Lender:         BNY Financial Corporation
                              1290 Avenue of the Americas
                              New York, New York 10104
                              Attention:  Mr. Frank Imperato
                              Fax :  (212) 408-7399

PROVIDED that any notice, request or demand to or upon the Lender pursuant to Sections 2.2, 2.3, 3.2, 3.4, 3.8(d) or 9.1 shall not be effective until received.

          9.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          9.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable


                                     -50
in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Lender or (ii) legal proceedings commenced against the Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

          9.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender and Lender may not assign or transfer, or grant any participations in, any of its rights or obligations under this Agreement except pursuant to this Section 9.6.

          (b) The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to the Lender, any Facility of the Lender or any other interest of the Lender hereunder and under the other Credit Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Credit Documents. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.6,
3.13 and 9.5 with respect to its participation in the Facilities and the Loans outstanding from time to time as if it was the Lender; provided that, in the case of Section 3.6, such Participant shall have complied with the requirements of said Section and, provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.
The Borrower shall also agree to such amendments of this Agreement and the other Credit Documents as may be reasonably requested by the Lender to effectuate the sale of such participating interests to Participants.

          (c) The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any affiliate of the Lender or to an additional bank or financial institution all or any part of its rights and obligations under this Agreement and the other Credit Documents. Upon notification to Borrower of Lender's intent to make such assignment then Borrower shall cooperate with the Lender to (i) amend the Credit Agreement and other loan documents to provide for such assignment, (ii) provide for additional lenders and for an agent to act on behalf of such lenders and (iii) take all other actions that are reasonably required by the Lender and on such terms that are customary for this type of assignment. In the event of any assignment to Assignee which is not an affiliate of BNY, the Lender shall give written notice thereof to the Borrower and the Borrower shall have the right to prepay the Loans in whole but not in part without penalty or premium (including without limitation, any early termination fee set forth in Section 3.10) at any time within sixty (60) days of the delivery of such notice.

          (d) The Borrower authorizes the Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in the Lender's possession concerning the Borrower and its Affiliates which has been delivered to the Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower in connection with the Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement provided that such prospective Transferee expressly agrees to be bound by the provisions of Section 9.15.

          (e) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

          9.7 SET-OFF. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          9.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

          9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.10 INTEGRATION. This Agreement and the other Credit Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          9.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New

     York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          9.13 ACKNOWLEDGMENTS.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

          (b) the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Borrower and the Lender in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.

          9.14 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          9.15 CONFIDENTIALITY. The Lender agrees and each Assignee, Transferee and Participant shall agree to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any Assignee, Transferee, or Participant which receives such information having been made aware of the confidential nature thereof and expressly agreeing to be bound by the terms of Section 9.5 hereof, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) upon the request or demand of any examiner or other Governmental Authority having jurisdiction over the Lender, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Agreement, or (vi) in connection with the exercise of any remedy hereunder.


                           [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              INTERNATIONAL AIRLINE SUPPORT GROUP, INC.



                              By: _____________________________________________
                                  Name:
                                  Title:



                              BNY FINANCIAL CORPORATION



                              By: _____________________________________________
                                  Name:
                                  Title:



                       Credit Agreement: Signature Page

                                                                      SCHEDULE I



      APPROVED AIRCRAFT, APPROVED AIRCRAFT LEASES AND PERMITTED LESSEES

                                                                    SCHEDULE 1.1



                        AIRCRAFT AND AIRCRAFT ENGINES

                   [BORROWER TO SUPPLY ALL OTHER SCHEDULES]



                                      -1-